Exhibit 4.12

Execution Copy

CREDIT AGREEMENT

dated as of March 14, 2006

among

RUSS BERRIE AND COMPANY, INC.,
as the Loan Party Representative

and

RUSS BERRIE U.S. GIFT, INC.,
RUSS BERRIE & CO. (WEST), INC.,
RUSS BERRIE AND COMPANY PROPERTIES, INC.,
RUSSPLUS, INC., AND
RUSS BERRIE AND COMPANY INVESTMENTS, INC.
as the Borrowers,

THOSE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

LASALLE BUSINESS CREDIT, LLC,
as Administrative Agent  and Arranger,

and

LASALLE BANK NATIONAL ASSOCIATION,
as Issuing Bank

TABLE OF CONTENTS

			Page

SECTION 1.	DEFINITIONS		1

1.1	Definitions		1

1.2	Other Interpretive Provisions		29

SECTION 2.	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES		30

2.1	Commitments		30

	2.1.1	Revolving Loan Commitment	30

	2.1.2	[Intentionally Omitted]	31

	2.1.3	L/C Commitment	31

2.2	Loan Procedures		32

	2.2.1	Various Types of Revolving Loans	31

	2.2.2	Borrowing Procedures	32

	2.2.3	Conversion and Continuation Procedures	33

	2.2.4	Borrowing Representations and Warranties	34

2.3	Letter of Credit Procedures		34

	2.3.1	L/C Applications	34

	2.3.2	Participations in Letters of Credit	34

	2.3.3	Reimbursement Obligations	35

	2.3.4	Funding by the Lenders to Issuing Bank	36

2.4	Commitments Several		36

2.5	Certain Conditions		37

2.6	Loan Party Representative		37

2.7	Increase in Commitments		37

SECTION 3.	EVIDENCING OF REVOLVING LOANS		38

3.1	Notes		38

3.2	Recordkeeping		38

SECTION 4.	INTEREST		38

4.1	Interest Rates		38

4.2	Interest Payment Dates		38

4.3	Setting and Notice of LIBOR Rates		39

i

			Page

9.20	Burdensome Obligations		56

9.21	Labor Matters		56

9.22	No Default		56

9.23	Related Agreements, etc		56

9.24	[Intentionally Omitted]		57

9.25	Eligible Accounts and Eligible Inventory		57

9.26	Other Debt		57

9.27	Inactive Subsidiaries		57

SECTION 10.	AFFIRMATIVE COVENANTS		57

10.1	Reports, Certificates and Other Information		57

	10.1.1	Annual Report	57

	10.1.2	Interim Reports	58

	10.1.3	Compliance Certificates	59

	10.1.4	Reports to the SEC and to Shareholders	59

	10.1.5	Notice of Default, Litigation and ERISA Matters	59

	10.1.6	Borrowing Base Certificates	60

	10.1.7	Management Reports	61

	10.1.8	Projections	61

	10.1.9	Material Notices	61

	10.1.10	Asset Dispositions	61

	10.1.11	Other Information	61

10.2	Books, Records and Inspections		61

10.3	Maintenance of Property; Insurance		63

	10.3.1	Obligation to Maintain Properties	62

	10.3.2	Property Insurance	62

	10.3.3	Liability Insurance	63

	10.3.4	Forced Place Coverage	64

10.4	Compliance with Laws; Payment of Taxes and Liabilities		64

10.5	Maintenance of Existence, etc		65

10.6	[Intentionally Omitted]		65

v

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.9	Pension Plans
SCHEDULE 9.15	Environmental Matters
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.19	Intellectual Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 9.23	Outstanding Consents
SCHEDULE 9.26	Other Debt
SCHEDULE 10.11	Specified Exempted Bank Accounts
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.10	Investments
SCHEDULE 12.1	Debt to be Repaid
SCHEDULE 12.1.1	List of Closing Documents

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT G	Form of Intercompany Note
EXHIBIT H	Form of Joinder Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of March 14, 2006 (this “Agreement”) is entered into by and among Russ Berrie and Company, Inc. (the “Company”), Russ Berrie U.S. Gift, Inc., a Delaware corporation (“Russ Gift”), Russ Berrie & Co. (West), Inc. (“Russ West”), Russ Berrie and Company Properties, Inc. (“Russ Properties”), Russplus, Inc. (“Russplus”), and Russ Berrie and Company Investments, Inc. (“Russ Investments”) (Russ Gift, Russ West, Russ Properties, Russplus, and Russ Investments are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), the financial institutions that are or may from time to time become parties hereto as “Lenders” (and each being a “Lender”), LASALLE BANK NATIONAL ASSOCIATION, in its capacity as “Issuing Bank” hereunder, LASALLE BUSINESS CREDIT, LLC (in its individual capacity, “LaSalle”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Lenders have agreed to make available to the Borrowers a revolving credit facility (which includes letters of credit) and the Issuing Bank has agreed to issue letters of credit for the Borrowers, upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS.

1.1                                 Definitions. When used herein the following terms shall have the following meanings:

Account Debtor is defined in the UCC.

Account or Accounts is defined in the UCC.

Account Control Agreement means a bank agency or other similar agreement with the Administrative Agent, the applicable Borrower and any financial institution at which such Borrower maintains a depositary or other account, in form and substance reasonably satisfactory to the Administrative Agent, in order to give the Administrative Agent “control” (as defined in the UCC) of such account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of all of the outstanding Capital Securities (including the acquisition or termination of any rights, warrants or options to acquire the Capital Securities) of any Person, or otherwise causing any Person to become a Wholly-Owned Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Wholly-Owned Subsidiary).

Administrative Agent means LaSalle in its capacity as administrative agent for itself, the Lenders and the Issuing Bank hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent, the Issuing Bank nor any Lender shall be deemed an Affiliate of any Loan Party or Subsidiary.

Affiliated Account Debtors means, with respect to any Account Debtor, any other Account Debtor who, to the best of the Chief Financial Officer’s knowledge (including after written notice thereof from the Administrative Agent), controls, is controlled by, or is under common control with, such Account Debtor. For purposes of this definition, the meaning of “control” (including, with correlative meanings, “controlled by” and “under common control with”) is limited to the direct or indirect legal or beneficial ownership of more than fifty percent (50%) of the voting control or equity interests of an Account Debtor or an Affiliated Account Debtor.

Agent Account has the meaning set forth in the Guaranty and Collateral Agreement.

Agent Fee Letter means that certain letter agreement dated as of the Closing Date among the Borrowers and the Administrative Agent regarding fees payable to the Administrative Agent pursuant hereto.

Agreement - see the Preamble.

Applicable Margin means, subject to the provisions of Section 10.1.3, for any day, the rate per annum set forth below, it being understood that the “Applicable Margin” for (i) Revolving Loans which are designated as LIBOR Loans (the “LIBOR Margin”) shall be the percentage set forth under the column “LIBOR Margin,” (ii) Revolving Loans which are designated as Base Rate Loans (the “Base Rate Margin”) shall be the percentage set forth under the column “Revolving Loan Base Rate Margin,” (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate,” and (iv) the L/C Fee Rate shall be the percentage set forth under the column “L/C Fee Rate”:

LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
2.75%	1.25%	0.50%	2.75%

Asset Disposition means the sale, lease (including any sale/leaseback), assignment or other transfer for value by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof) (each, a “Disposition”), other than the sale, lease or other dispositions of Inventory in the ordinary course of business or any Disposition of Equipment sold in the ordinary course of the Loan Parties’ business and not having an aggregate book value of more than $200,000 in any Fiscal Year.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses, in each case, without duplication.

Back-Stop L/C means a Letter of Credit previously requested by the Borrowers in the original face amount of $7,388,356.16 to be issued on or after the Closing Date by the Issuing Bank for the benefit of The Bank of New York in lieu of posting cash collateral for the obligations of the Company under the EDA Standby L/C Reimbursement Agreement.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and LaSalle Bank, any Lender or any of their respective Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to LaSalle Bank, any Lender or any of their respective Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or LaSalle Bank, any Lender or any of their respective Affiliates as a result of the Administrative Agent or LaSalle Bank, any Lender or any of their respective Affiliates purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by LaSalle Bank, any Lender or any of their respective Affiliates including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.

Bankruptcy Code means the United States Bankruptcy Code, Title 11 of United States Code (11 U.S.C. § 101, et seq.), together with the rules promulgated thereunder, in each case, as amended.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Margin - see definition of Applicable Margin.

Base Rate Loan means any Revolving Loan which bears interest at or by reference to the Base Rate.

Berrie Commitment means, the letter agreement of March 13, 2006 from Angelica Berrie to the Board of Directors of the Company regarding her agreement to fund the full amount to effect the EDA Bond Redemption in accordance with the provisions of the EDA Indenture, by no later than March 20, 2006.

BNY/Administrative Agent Commitment means that certain letter agreement dated as of the Closing Date among the Administrative Agent, The Bank of New York, the Company and the Borrowers regarding the issuance of the Back-Stop L/C and the entry into the EDA Participation Agreement.

Board of Directors means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board of directors.

Borrower and Borrowers  - see Preamble.

Borrowing Base means an amount equal to:

(A)                              the total of (a) up to 85% of the unpaid amount of all Eligible Accounts, plus (b) the lesser of (x) up to 65% of the value of all Eligible Inventory valued at the lower of cost or market, (y) up to 85% of the value of all Eligible Inventory valued at the Net Orderly Liquidation Value thereof as determined by the Administrative Agent from time to time in its commercially reasonable credit judgment after consultation with the Loan Party Representative, and (z) Fifteen Million Dollars ($15,000,000); minus

(B)                                the EDA Reserve, if any, as in effect at such time; minus

(C)                                the Rent Reserve, if any, in effect at such time; minus

(D)                               the estimated aggregate amount of the Specified Hedging Obligations as determined in good faith as between the Administrative Agent, the Loan Party Representative and the counterparty on such Specified Hedging Agreements; and minus

(E)                                 such other reserves (without duplication) as the Administrative Agent elects, in its commercially reasonable credit judgment after consultation with the Loan Party Representative, to establish from time to time.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

Bright of America Note - see Section 11.14.

BSA - see Section 10.4.

Business Day means any day on which commercial banks are open for commercial banking business in Chicago, Illinois and New York, New York and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Canadian Agent means LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch, a Canadian branch of a Netherlands bank.

Canadian Borrower means Amram’s Distributing Ltd., a corporation organized under the laws of Canada.

Canadian Guaranty means that certain Guaranty dated as of June 28, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time), executed by the Company in favor of the Canadian Agent and guaranteeing the obligations owing by the Canadian Borrower under the Canadian Loan Documents.

Canadian Intercreditor Agreement means an intercreditor agreement between the Canadian Agent and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Canadian Agent shall, among other things, subordinate its rights to payments and to enforce its remedies, in each case, under the Canadian Guaranty, to those of the Lenders hereunder and under the other Loan Documents.

Canadian Lenders means the “Lenders” as defined under the Canadian Loan Agreement.

Canadian Loan Agreement means that certain Credit Agreement dated as of June 28, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among the Canadian Agent, the Canadian Lenders and the Canadian Borrower and acknowledged by the Company.

Canadian Loan Documents means the “Loan Documents” as defined under the Canadian Loan Agreement.

Capital Expenditures means with respect to any Person all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of such Person, including expenditures in respect of Capital Leases; provided, that for the purposes of this Agreement, including the calculation of the Fixed Charge Coverage Ratio, the reinvestment of sale or insurance proceeds arising from a sale (permitted hereunder) or casualty loss of a capital asset in replacement capital assets having the same or substantially similar use as the affected capital asset shall not be included as a Capital Expenditure hereunder to the extent of such reinvestment.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real, personal or mixed property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to deliver cash collateral to the Administrative Agent in the amount equal to 105% of the sum of (x) the aggregate Stated Amount plus (y) the aggregate amount of unpaid letter of credit fees then accrued and thereafter scheduled to accrue for the duration of the outstanding Letters of Credit pursuant to Section 5.2(a) and (b), to be held as cash collateral for outstanding Letters of Credit pursuant to documentation reasonably satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender, its Affiliate or its holding company) rated at least A-2 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-2 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by LaSalle Bank or any Lender or its respective holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds in which 90% or more of the assets invested satisfy the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

Change of Control means each occurrence of any of the following:

(a)                                  any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50.1% or more of the Capital Securities of the Company having the right to vote for the election of members of the Board of Directors of the Company,

(b)                                 a majority of the members of the Board of Directors of the Company do not constitute Continuing Directors,

(c)                                  the common stock of the Company ceases to be listed and traded on a national stock exchange;

(d)                                 the Company ceases to own and control, directly or indirectly, 100% of the shares of the Capital Securities of each of the Borrowers, unless otherwise permitted hereunder,

(e)                                  any Borrower ceases to own and control, directly or indirectly, 100% of the shares of the Capital Securities of any Loan Party which is its Subsidiary, unless otherwise permitted hereunder, or

(f)                                    (i) the Company consolidates with or merges with or into another entity (other than a Loan Party that is a Domestic Wholly-Owned Subsidiary of the Company) and is not the surviving entity or (ii) conveys, transfers or leases all or substantially all of its property and assets to any Person (other than a Loan Party that is a Domestic Wholly-Owned Subsidiary of the Company).

Chief Financial Officer means the chief financial officer of the Company.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Collateral has the meaning set forth in the Guaranty and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives or, in the reasonable discretion of the Administrative Agent, subordinates on terms reasonably acceptable to the Administrative Agent, any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, the Pledge Agreement, each Mortgage, each Collateral Access Agreement, each Account Control Agreement and any other agreement or instrument pursuant to which any Loan Party, the Company, any Subsidiary or any other Person grants or purports to grant Collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such Collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Revolving Loans and/or to issue or participate in Letters of Credit, in each case, under this Agreement and “Commitments” means the sum of all such Commitments of all Lenders, in each case, as the same may, from time to time, be increased or supplemented pursuant to Section 2.7 or reduced pursuant to Section 6.1.1. The initial amount of each Lender’s Commitment to make Revolving Loans is set forth on Annex A.

Company - see Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Borrowers and their consolidated Subsidiaries, on a consolidated basis, for any period, the net income (or loss) of the Borrowers and their consolidated Subsidiaries for such period, in each case, determined in accordance with GAAP, but excluding any extraordinary after-tax gains and losses, any non-recurring gains or losses, or any non-cash gains or losses from Asset Dispositions, any non-cash restructuring charges, any tax refunds, net operating losses or other net tax benefits and any after-tax gains and losses from discontinued operations.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby. The term “Contingent Liability” shall exclude endorsements of instruments for deposit or collection in the ordinary course of business and product warranties extended in the ordinary course of business.

Continuing Director means (a) any member of the Board of Directors of the Company who was a director (or comparable manager) of the Company on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of the Company after the Closing Date if such individual was appointed or nominated for election to the Board of Directors of the Company by a majority of the Continuing Directors of the Company.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company and its Subsidiaries, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

Debt means, with respect to any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable or other accounts payable incurred in the ordinary course of such Person’s business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all monetary obligations of such Person under (i) so called synthetic, off-balance sheet or tax retention leases (solely for purposes of calculating compliance with the financial covenants set forth in Section 11.13, discounted to present value at a reasonable capitalization rate fixed reasonably acceptable to the Administrative Agent), or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to Financial Accounting Standards Board Issuance No. 150 or otherwise, and (l) the Restricted Debt.

Debt to be Repaid means Debt listed on Schedule 12.1.

Defaulting Lender – see Section 2.1.1(c).

Designated Proceeds - see Section 6.2.2.

Disposition – see the definition of “Asset Disposition.”

Disproportionate Advance – see Section 2.2.2(i).

Dollar and the sign “$” mean lawful money of the United States of America.

Domestic Wholly-Owned Subsidiary means any wholly-owned direct or indirect Subsidiary of a Loan Party (other than any Inactive Subsidiary) which is organized under the laws of any state in the United States of America. Unless the context otherwise requires, each reference to a Domestic Wholly-Owned Subsidiary herein shall be a reference to a Domestic Wholly-Owned Subsidiary of a Borrower.

Earnout Consideration means the “Earnout Consideration” as defined in the Kids Line Purchase Agreement as in effect on the date hereof (without giving effect to any amendment or other modification thereof after the Closing Date, except to the extent expressly permitted hereunder). As used herein, the term “Earnout Consideration” shall also include any payments in respect of any guaranty of the Earnout Consideration.

Earnout Security Documents means, collectively, that certain Guaranty, dated as of December 15, 2004, executed by the Company and each of its subsidiaries party thereto in favor of the Earnout Sellers Agent (as amended as of the Closing Date to, among other things, partially release the Company and fully-release each of the Borrowers therefrom), that certain Subordinated Security Agreement, dated as of December 15, 2004 (as amended as of the Closing Date to, among other things, release the Company and each of the Borrowers therefrom), executed by the Company and certain of its subsidiaries in favor of the Earnout Sellers Agent for the benefit of the Earnout Sellers as security for such Person’s obligations with respect to payment (or guaranty of payment) of the Earnout Consideration, that certain Subordinated Mortgage by and from Sassy to the Earnout Sellers Agent, dated as of January 28, 2005, and any other agreement, instrument, and other document executed and delivered pursuant thereto or related to such security interests, in each case as in effect on the date hereof (without giving effect to any amendment or other modification thereof after the Closing Date except to the extent expressly permitted hereunder).

Earnout Sellers means, collectively, the “Deferred Payout Sellers” as defined in the Kids Line Purchase Agreement as in effect on the date hereof (without giving effect to any amendment or other modification thereof after the Closing Date, except to the extent expressly permitted hereunder).

Earnout Sellers Agent means California KL Holdings, Inc., a California corporation, as agent for the Earnout Sellers.

Earnout Subordination Agreement means that certain Subordination Agreement dated as of the Closing Date (as amended, restated, supplemented or otherwise defined from time to time in accordance with the terms hereof) among LaSalle Bank National Association, in its capacity as administrative agent, the Earnout Sellers and the Earnout Seller’s Agent.

EBITDA means, for any period, with respect to the Borrowers and their consolidated Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus (minus), to the extent deducted (added) in determining such Consolidated Net Income, (i) Interest Expense, (ii) income tax expense, (iii) depreciation, (iv) amortization, (v) other non-cash charges (gains), (vi) if expensed, reasonable costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the Loan Documents, the Canadian Loan Documents, and the financings contemplated thereby and by the Spin-Off and (vii) non-cash transaction losses (gains) due solely to fluctuations in currency values, in each case, during such period.

EDA means the New Jersey Economic Development Authority, a public body corporate and politic constituting an instrumentality of the State of New Jersey.

EDA Bondholders means, collectively, the holders of EDA Bonds.

EDA Bond Indenture means that certain Indenture of Trust dated as of December 1, 1983 by the EDA and the EDA Bond Trustee with respect to the EDA Bonds.

EDA Bond Redemption means the redemption or repayment in full, in cash (unfinanced by the Company or any of its Subsidiaries), and cancellation, of all EDA Bonds (including the payment of all accrued interest and fees) in accordance with the terms of the EDA Bond Indenture, the satisfaction and termination, in full and in cash, of all obligations of the Company under the EDA Standby L/C Reimbursement Agreement and the EDA Guaranty, and the termination and release of all Liens securing the EDA Bonds, the EDA Guaranty, the EDA Loan Agreement and the EDA Standby L/C Reimbursement Agreement.

EDA Bonds means, collectively, the Variable/Fixed Rate Economic Development Bonds (Russell Berrie – 1983 Project) issued pursuant to the EDA Bond Indenture.

EDA Bond Trustee means Deutsche Bank Trust Company Americas, as successor trustee to Bankers Trust Company under the EDA Bond Indenture, or any successor trustee.

EDA Borrower means the Estate of Russell Berrie or its distributee, Angelica Berrie.

EDA Documents means, collectively, the EDA Loan Guarantee, the EDA Standby L/C Reimbursement Agreement, the EDA Standby L/C, the EDA Bond Indenture, the EDA Loan Agreement, the EDA Financing Statements, the EDA Standby L/C Reimbursement Agreement Modification Letter, the Berrie Commitment, the Back-Stop L/C, and the BNY/Administrative Agent Commitment.

EDA Financing Statements means, in each case as amended or continued from time to time, (i) that certain financing statement naming the Company as debtor and EDA Standby L/C Issuer as secured party, filed on February 17, 2000 in the UCC Section, Department of Treasury of the State of New Jersey under file number 1957259 (including any continuations thereof), and (ii) that certain financing statement (or continuation thereof) naming the Company as debtor and EDA Bond Trustee as secured party, filed on December 10, 2004 in the UCC Section, Department of Treasury of the State of New Jersey under file number 22713766.

EDA Loan Agreement means that certain Loan Agreement dated as of December 1, 1983 (as amended from time to time through the Closing Date) between EDA and EDA Borrower.

EDA Lien means the security interest granted by the Company in favor of the EDA Bond Trustee and the EDA Standby L/C Issuer on accounts receivable and inventory of the Company (and to the extent applicable, Russ Gift, as assignee thereof) to secure its obligations under the EDA Loan Guarantee and the EDA Standby L/C Reimbursement Agreement.

EDA Loan Guarantee means that certain Guarantee dated as of December 1, 1983 (as amended from time to time through the Closing Date), by the Company in favor of the EDA, the EDA Bond Trustee and EDA Bondholders, purporting to guaranty the obligations of EDA Borrower under the EDA Loan Agreement or any substitute guaranty therefor executed by the Company on substantially the same terms (for purposes of clarity, changes to material terms thereof shall not be deemed substantially the same terms), or otherwise in form and substance reasonably satisfactory to the Administrative Agent (in each case, without giving effect to any amendment or other modification thereof after the Closing Date, except to the extent expressly permitted hereunder).

EDA Participation Agreement means a participation agreement to be entered into among the Administrative Agent, the Lenders and the EDA Standby L/C Issuer pursuant to the BNY/Administrative Agent Commitment, pursuant to which, among other things, the Agent and the Lenders would be granted a one hundred percent (100%) participation interest in the EDA Standby L/C Issuer’s interest under the EDA Standby L/C Reimbursement Agreement and all collateral documents relating thereto upon a draw on the Back-Stop L/C.

EDA Release Date means the date upon which the EDA Bond Redemption shall have occurred.

EDA Reserve means, (1) prior to the EDA Release Date, an amount (but not less than zero) equal to the maximum aggregate amount of the Company’s obligations (including contingent obligations) under the EDA Loan Guaranty and the EDA Standby L/C Reimbursement Agreement (or such lesser portion thereof above which (and for so long as) the EDA Standby L/C Issuer has agreed not to require Liens, cash collateral or other collateral therefor, including the Back-Stop L/C), less the amount of (x) the drawn and undrawn amount of the Back-Stop L/C and (y) any unfinanced cash collateral provided by the Company to (and which is then on deposit with) the EDA Standby L/C Issuer solely for applications to such obligations (it being agreed that funds on deposit with the EDA Bond Trustee (or any remarketing agent for the EDA Bonds) to fund the EDA Bond Redemption shall not be deemed to be cash collateral for purposes hereof) and (2) from and after the EDA Release Date, zero; provided that notwithstanding clause (1) above, until such time as the Back-Stop L/C is issued (or the Issuing Bank’s commitment to issue such Letter of Credit has terminated prior to such issuance), clause (1) shall be deemed to be an amount equal to $7,388,356.16.

EDA Standby L/C Issuer means The Bank of New York or any successor thereto as the issuer of the EDA Standby L/C.

EDA Standby L/C means that certain Letter of Credit dated March 25, 1994, as amended as of the Closing Date issued by the EDA Standby L/C Issuer for the account of the Company in a maximum amount available to be drawn thereunder of $7,388,356.16 or any other letter of credit issued for the account of the Company upon or following the expiration of the aforementioned Letter of Credit to secure the payment of the EDA Bonds in an amount not to exceed $7,388,356.16 and having substantially the same terms as the aforementioned Letter of Credit (other than the maturity date thereof) (in each case, without giving effect to any amendment or other modification thereof after the Closing Date, except to the extent expressly permitted hereunder).

EDA Standby L/C Reimbursement Agreement means that certain Amended and Restated Letter of Credit and Reimbursement Agreement dated as of the Closing Date, between the EDA Standby L/C Issuer and the Company or any replacement agreement therefor executed by the Company in connection with any replacement EDA Standby L/C, on substantially the same terms (for purposes of clarity, changes to material terms thereof shall not be deemed substantially the same terms), or otherwise in form and substance reasonably satisfactory to the Administrative Agent (in each case, without giving effect to any amendment or other modification thereof after the Closing Date, except to the extent expressly permitted hereunder).

EDA Standby L/C Reimbursement Agreement Modification Letter means that certain letter agreement dated on or prior to the Closing Date from the EDA Standby L/C Issuer to the Company and the Borrowers regarding limitations on the EDA Standby L/C Issuer’s ability to require additional cash collateral for the Company’s reimbursement obligations under the EDA Standby L/C Reimbursement Agreement.

Eligible Account means an Account (other than any portion of which is owing in respect of sales, excise or similar taxes) owing to a Borrower which is acceptable for lending purposes to the Administrative Agent in its commercially reasonable credit judgment. Without limiting the Administrative Agent’s aforementioned credit judgment, the Administrative Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as if continues to meet, the following requirements:

(a)                                  it arises from the final, bona fide sale or lease of goods or the rendering of services which have been fully performed by such Borrower; and if it arises from the sale or lease of goods, (i) such goods comply with the relevant Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) such Borrower has possession of delivery receipts evidencing such delivery;

(b)                                 it (i) is owned by such Borrower, (ii) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (iii) is not subject to any other assignment, claim or Lien (other than the EDA Lien to the extent the full amount thereof is covered by the EDA Reserve); provided that, if subject to any such other assignment, claim or Lien (other than the EDA Lien, as aforesaid), such Account shall be deemed ineligible pursuant to this clause (b) only to the extent of the amount of such assignment, claim or Lien;

(c)                                  it (i) is a valid, legally and enforceable obligation of the Account Debtor with respect thereto, (ii) is not subject to (x) the fulfillment of any condition whatsoever or any counterclaim, offset, credit, allowance, discount, rebate, or adjustment by the Account Debtor with respect thereto, or (y) any claim by such Account Debtor denying liability thereunder in whole or in part; provided that only such portion of such Account subject to such counterclaim, offset, credit, allowance, discount, rebate, adjustment or liability shall be deemed ineligible pursuant to this clause (c)(ii), and (iii) the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)                                 there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor or any Affiliated Account Debtor with respect thereto;

(e)                                  the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States (including Puerto Rico, the U.S. Virgin Islands and Guam) or Canada (excluding Newfoundland, the Northwest Territories or Nunavut), unless the sale of goods or rendering of services giving rise to such Account is on letter of credit, bankers’ acceptance or other credit support terms reasonably acceptable to the Administrative Agent (any such Account in respect of which the Account Debtor thereon is a resident of Canada, being a “Canadian Account”), and such Account is denominated in United States dollars, or in the case of a Canadian Account, Canadian dollars;

(f)                                    it is not (i) an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement, or (ii) subject to a reserve or contra-account established by such Borrower for potential returns or refunds (without duplication of any other reserve or deductions regarding such returns or refunds); provided that only such portion of such Account in the amount of such reserve or contra-account shall be deemed ineligible pursuant to this clause (f)(ii);

(g)                                 it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Borrower (or by any agent or custodian of such Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(h)                                 it arises in the ordinary course of business of such Borrower;

(i)                                     if the Account Debtor is the United States or any state or local government, or any department, agency or instrumentality thereof, such Borrower has assigned its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940 or any comparable state or local law, as applicable, and evidence (reasonably satisfactory to the Administrative Agent) of such assignment has been delivered to the Administrative Agent;

(j)                                     if such Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor and its Affiliated Account Debtors, including such Account, does not exceed such credit limit; provided that only such portion of such Account that exceeds such credit limit shall be deemed ineligible pursuant to this clause (j);

(k)                                  it is not an Account evidenced by chattel paper or an instrument;

(l)                                     such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) 60 days past the due date thereof or (ii) 90 days past the original invoice date thereof, in each case according to the original terms of sale; provided that up to $5,000,000 of Accounts evidenced by invoices not more than (x) 60 days past the due date thereof or (y) 180 days past the original invoice date thereof but which otherwise meet all other eligibility criteria hereunder shall not be deemed ineligible pursuant to this clause (l);

(m)                               it is not owing by an Account Debtor in respect of which 35% or more of the aggregate dollar amount of all Accounts owing by such Account Debtor and its Affiliated Account Debtors are ineligible pursuant to clause (l) immediately above;

(n)                                 it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or such Borrower is exempt from filing such report and has provided the Administrative Agent with reasonably satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Borrower for a nominal fee;

(o)                                 the Account Debtor or Affiliated Account Debtor with respect thereto is not (i) a Loan Party or an Affiliate of a Loan Party or (ii) a director, officer, employee or agent of a Loan Party or an Affiliate of a Loan Party;

(p)                                 if the aggregate amount of all Accounts owed by the Account Debtor and its Affiliated Account Debtors thereon exceeds 15% of the aggregate amount of all Eligible Accounts at such time, then all Accounts owed by such Account Debtor or Affiliated Account Debtors in excess of such amount shall be deemed ineligible; provided, however that with respect to any Account Debtor and its Affiliated Account Debtors that have a long-term unsecured debt rating of BBB or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or the equivalent rating from Moody’s Investors Services, Inc. (each such Account Debtor, a “Specified Account Debtor”), if the aggregate amount of all Accounts owed by such Specified Account Debtor (including those owed by its Affiliated Account Debtors) thereon exceeds 35% of the aggregate amount of all Eligible Accounts at such time, then all Accounts owed by such Specified Account Debtor and its Affiliated Account Debtors in excess of such amount shall be deemed ineligible;

(q)                                 it is not an Account (i) with respect to which any representation or warranty contained in this Agreement or any other Loan Document is untrue in any material respect (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect), (ii) which violates any of the covenants contained in this Agreement, any other Loan Document or the agreement or contract under which it arises in any material respect (or, if such covenant is qualified by materiality or Material Adverse Effect, in any respect), or (iii) which arises out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(r)                                    it is not an Account for which such Borrower has received any prepayment or a deposit in respect of such Account; provided, that the amount of such Account in excess of the amount of any such prepayment and/or deposit shall not be deemed ineligible pursuant to this clause (r); and

(s)                                  it does not arise from the sale of goods covered under any license agreement, distribution agreement or other similar agreement that prohibits the granting of Liens in the proceeds of such goods in favor of the Administrative Agent to secure the Obligations (and such prohibition has not been waived).

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Administrative Agent or the Required Lenders at any time hereafter determine in its or their reasonable credit judgment that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after consultation with, and notice of such determination is given to, the Loan Party Representative.

Eligible Assignee means (i) commercial banks organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $500,000,000; (ii) commercial banks organized under the laws of any other country that is a member of the

OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to borrow, or a political subdivision of any such country, and having combined capital and surplus of at least $500,000,000, so long as any such bank is acting through a branch or agency located in the United States; (iii) finance companies, insurance companies or other financial institutions or funds (whether corporations, partnerships, trusts or other entities) that are regularly engaged in the United States in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having combined capital and surplus of at least $500,000,000 or with respect to any funds with total assets under its management in excess of $250,000,000; and (iv) any other Person other than an Affiliate of a Loan Party approved by the Administrative Agent and the Loan Party Representative, such approval not to be unreasonably withheld or delayed.

Eligible Inventory means Inventory of a Borrower which is acceptable for lending purposes to the Administrative Agent in its commercially reasonable credit judgment. Without limiting the Administrative Agent’s aforesaid credit judgment, the Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and for so long as it continues to meet, each of the following requirements:

(a)                                  it (i) is owned by such Borrower, (ii) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (iii) is not subject to any other assignment, claim or Lien, other than the EDA Lien, to the extent the full amount thereof is covered by the EDA Reserve; provided that, if subject to any such other assignment, claim or Lien (other than the EDA Lien, as aforesaid), such Inventory shall be deemed ineligible pursuant to this clause (a) only to the extent of the amount of such assignment, claim or Lien;

(b)                                 it is salable and not slow-moving, obsolete or discontinued;

(c)                                  it is in the possession and control of a Loan Party and it is stored and held in facilities owned by a Loan Party (and not subject to a mortgage other than a mortgage in favor of the Administrative Agent) or, if such facilities are not so owned, the Administrative Agent is in possession of a Collateral Access Agreement from any lessor or mortgagee thereof with respect thereto or a Rent Reserve is then in effect with respect to such location;

(d)                                 it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e)                                  it is not subject to any agreement or license which would restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory or which contains any prohibition on the Administrative Agent’s Lien therein to secure the Obligations (unless such prohibition shall have been waived);

(f)                                    it is located at one of the owned or leased locations of such Borrower identified on Schedule 4 of the Guaranty and Collateral Agreement or otherwise identified to the Administrative Agent pursuant to Section 5.3 thereof in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g)                                 it is not “in transit” to such Borrower or held by such Borrower on consignment; provided that up to $3,000,000 of Inventory which is “in transit” (the “In-Transit Inventory”)

shall be deemed eligible hereunder so long as such In-Transit Inventory (i) otherwise meets all other criteria for eligibility hereunder, (ii) the In-Transit Inventory is subject to bills of lading, air bills or other similar documentation (collectively, the “Shipping Documents”) which are adequate as determined by the Administrative Agent in its commercially reasonable credit judgment; (iii) the In-Transit Inventory is fully-insured under an insurance policy naming the Administrative Agent as loss payee, (iv) the applicable Borrower has title to such an In-Transit Inventory, (v) such In-Transit Inventory shall be listed as such on the report required pursuant to Section 10.1.6 for the months in which such In-Transit Inventory is in transit, and (vi) the Borrowers have, if and to the extent requested by the Administrative Agent at any time during the continuation of an Unmatured Event of Default or Event of Default, delivered such Shipping Documents to the Administrative Agent, appropriately endorsed, together with a power of attorney to allow the Administrative Agent to list itself as “consignee” thereunder;

(h)                                 it is finished goods and is not work-in-progress, display inventory, supply items, packaging, tooling, samples or literature;

(i)                                     it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory; and

(j)                                     it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents in any material respect (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect).

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excess Revolving Loan Availability means at any time the difference between Revolving Loan Availability and the Revolving Outstandings at such time.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Taxes means taxes (i) based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in the United States or a jurisdiction (or political subdivision thereof) under the laws of which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender or Administrative Agent maintains a lending office (or branch), including the lending office in respect of which payments under this Agreement are made is located, or in which such Lender or Administrative Agent is a resident for income tax purposes and (ii) branch profits taxes.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

First-Tier Foreign Subsidiary means, any direct Foreign Subsidiary (other than an Inactive Subsidiary) of a Loan Party or Subsidiary organized under the laws of the United States of America.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Borrowers and their consolidated Subsidiaries, which period shall be the 12-month period ending on December 31st of each calendar year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2006”) refers to the Fiscal Year ending on December 31st of such calendar year.

Fixed Charge Coverage Ratio means, as of the last day of any Fiscal Quarter for the Computation Period ending on such date for the Borrowers and their consolidated Subsidiaries on a consolidated basis, the ratio of (a) the total for such period of EBITDA for the Computation Period ending on such date (calculated, where applicable, using the EBITDA values set forth in the definition thereof) minus the sum of (i) income taxes paid (or which should have been paid) in cash by such Persons during such Computation Period, (ii) all unfinanced Capital Expenditures of such Persons incurred during such Computation Period, and (iii) all cash dividends or distributions paid during such Computation Period to (b) the sum for such Computation Period for the Borrowers and their consolidated Subsidiaries on a consolidated basis of all scheduled interest and principal payments of Debt, including the principal component of any Capital Lease (in each case, whether or not in fact paid during such period).

Foreign Subsidiary means a Subsidiary organized in a jurisdiction outside of the United States of America.

Fraudulent Conveyance – see Section 15.22.2.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guarantor means a Person that is both a “Grantor” and a “Guarantor” under and as defined in the Guaranty and Collateral Agreement.

Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, and such other parties as may from time to time become parties thereto in accordance with the terms hereof and/or thereof, and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, the amount of the obligations of such Person under any Hedging Agreement calculated by reference to the marked-to-market termination value of such Hedging Agreement.

Inactive Subsidiary means any domestically organized Subsidiary of the Company or a Loan Party designated as an “Inactive Subsidiary” in writing by the Loan Party Representative to the Administrative Agent and which satisfies all requirements of an “Inactive Subsidiary” set forth in Section 11.16, and shall include as of the Closing Date, (and thereafter for so long as such Persons shall continue to meet such requirements) RBCACQ, Inc., a California corporation,

Fluf N’ Stuf, a Pennsylvania corporation, RBTACQ, Inc., an Ohio corporation, P/F Done, Inc., a Pennsylvania corporation and BOA Done, Inc., a West Virginia corporation, and Inactive Subsidiaries means all such subsidiaries.

Indemnified Liabilities - see Section 15.17.

Interest Expense means for any period the consolidated interest expense of the Borrowers and their consolidated Subsidiaries, on a consolidated basis, for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Revolving Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Loan Party Representative pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  the Loan Party Representative may not select any Interest Period which would extend beyond the Scheduled Termination Date; and

(d)                                 there may be no more than five (5) Interest Periods outstanding at any time.

Interim Advance - see Section 2.1.1(b).

Inventory is defined in the Guaranty and Collateral Agreement.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by assuming, becoming obligated with respect to a liability, Debt or Contingent Liability in respect of obligations of such other Person (other than travel, relocation and similar advances to employees in the ordinary course of business).

Issuing Bank means LaSalle Bank, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and in each case, any successor and assign thereof acting  in such capacity.

Kids Line means Kids Line, LLC, a Delaware limited liability company.

Kids Line Credit Agreement means that certain Credit Agreement dated as of the date hereof by and among Kids Line and Sassy, each as borrowers, and LaSalle Bank National Association, as the administrative agent, and the other lenders designated therein.

Kids Line Purchase Agreement means that certain Membership Interest Purchase Agreement, dated as of December 15, 2004, among Kids Line, the Company and the various seller parties thereto, as the same has been modified by that certain letter agreement dated on or about the date hereof among the Company, Kids Line, Sassy, the Earnout Sellers (through their authorized representative) and the Earnout Sellers Agent to release the Loan Parties from their obligations thereunder.

LaSalle - see the Preamble.

LaSalle Bank – means LaSalle Bank National Association.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender and Lenders - see Preamble. In addition, (i) the term “Lender” shall include the Administrative Agent to the extent it makes any loans or advances any financial accommodations hereunder or under any other Loan Documents, (ii) for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of this Agreement and the Collateral Documents and the Persons entitled to indemnification and exculpation as a Lender or a Lender Party hereunder or under any of the other Loan Documents, the term “Lender” and “Lender Party” shall include the Issuing Bank, and (iii) the term Lender shall include any Affiliate of a Lender providing a Bank Product pursuant to this Agreement or any other Loan Document and the transactions contemplated hereby or thereby.

Lender Party - see Section 15.17 and the definition of Lender above.

Letter of Credit - see Section 2.1.3 and such definition shall include the Back-Stop L/C.

LIBOR Loan means any Revolving Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg

Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, the BNY/Administrative Agent Commitment, the subordination agreements, if any, relating to any Subordinated Debt and all other documents, instruments and agreements delivered in connection with the foregoing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time. In no event shall the Guaranty by Russ Gift of the Canadian Borrower’s obligations under the Canadian Loan Documents be deemed to be a Loan Document.

Loan Party means, collectively, the Borrowers and each Guarantor, and Loan Parties means all such Persons, collectively. For the avoidance of doubt, the Company shall not be a Loan Party under this Agreement for any purpose.

Loan Party Representative means the Company in its capacity as Loan Party Representative pursuant to the provisions of Section 2.6.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Bank at such time, together with any amendments, restatements, supplements or modifications thereto.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise), operations, assets, liabilities, business, or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents or (c) a material adverse effect upon any material portion of the Collateral or the validity, perfection or priority of any Lien in favor of the Administrative Agent for the benefit of the Lenders under the

Collateral Documents against any material portion of the Collateral or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document, or the rights and remedies, taken as a whole, of the Administrative Agent or the Lenders under any Loan Document.

Maximum Revolving Commitment means, the lesser of (x) $25,000,000, as such amount may be decreased from time to time in accordance with Section 6.1.1 (the “Revolving Commitment Limit”) and (y) the sum of the Commitments of all Lenders as in effect at such time.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 3(37)(A) of ERISA, to which any Loan Party or any other member of the Controlled Group maintains, contributes to, or has an obligation to contribute to (or, within the immediately preceding six (6) years, maintained, contributed to or had an obligation to contribute to) on behalf of participants who were employed by any of them.

Net Cash Proceeds means:

(a)                                  with respect to any Asset Disposition relating to any property of any Loan Party, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition, net of (i) the direct reasonable costs, expenses and fees relating to such Asset Disposition (including reasonable and customary sales commissions and reasonable legal, accounting and investment banking and other professional and transactional fees), (ii) taxes paid or reasonably estimated by such Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Permitted Lien having priority over the Liens of the Administrative Agent under the Loan Documents on the asset subject to such transaction (other than the Loans); and (iv) amounts reserved in accordance with GAAP for any indemnification obligations associated with such sale so long as such reserves are required to be maintained; it being agreed that the amount of such reserves shall be deemed Net Cash Proceeds of such transaction received by such Loan Party upon (and in the amount of) the release or reduction of any such reserve.

(b)                                 with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct reasonable and customary costs, expenses and fees (including legal, accounting and other professional fees, costs and expenses) relating to such issuance (including reasonable and customary sales and underwriters’ commissions); and

(c)                                  with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct reasonable and customary costs, expenses and fees (including legal, accounting and other professional fees, costs and expenses) relating to such issuance (including reasonable and customary up-front, underwriters’ and placement fees).

Net Orderly Liquidation Value means, when used in respect of the Borrowing Base as it relates to the Borrowers’ Eligible Inventory (and without limiting the Administrative Agent’s ability to assign any lower value thereto or apply reserves in accordance with the definition of Borrowing Base), the orderly liquidation value thereof, net of costs, fees and expenses arising in connection with such orderly liquidation thereof, determined in accordance with the methodologies and conclusions set forth in the appraisal of such Inventory prepared for the Administrative Agent by Hilco Appraisal Services, LLC on or about May 25, 2005 or, if elected by the Administrative Agent, any subsequent field audit or appraisal of such assets conducted for the Administrative Agent in accordance with the terms hereof.

Non-U.S. Participant - see Section 7.6(d)(i).

Non-Use Fee Rate - see the definition of Applicable Margin.

Notes - see Section 3.1.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations, liabilities and indebtedness (monetary or otherwise, including post-petition and default interest, allowed or not) of any Loan Party under this Agreement and any other Loan Document owing to any Lender, the Administrative Agent, the Issuing Bank, any Lender Party or any other party to or beneficiary of this Agreement or any other Loan Document (and any successor or assign of any of the foregoing), including, without limitation, for principal, interest (including post-petition interest, allowed or not), fees, costs, expenses, indemnification, Attorney Costs, any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Specified Hedging Obligations permitted hereunder and incurred in connection herewith which are owed to the Administrative Agent, LaSalle Bank or any Lender and each of their respective Affiliates, and all Bank Products Obligations permitted hereunder and incurred in connection herewith which are owed to the Administrative Agent, LaSalle Bank or any Lender and each of their respective Affiliates, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; provided, that (i) obligations of any Loan Party under any Specified Hedging Agreement shall be secured and guaranteed pursuant to the provisions of this Agreement and the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or guarantors effected in the manner permitted by this Agreement shall not require the consent of any counterparty on any Specified Hedging Agreement or the holder of any Specified Hedging Obligations. In no event shall the obligations of Russ Gift under the Canadian Guaranty made in favor of the Canadian Lenders and Canadian Agent be deemed to be Obligations hereunder.

OFAC - see Section 10.4.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.6.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), which any Loan Party or any member of the Controlled Group maintains, contributes to, or has an obligation to contribute to (or, within the immediately preceding six (6) years, maintained, contributed to or had an obligation to contribute to) on behalf of participants who were employed by any of them. The term Pension Plan shall also include any other plan providing retirement income that is not governed by the laws of the United States.

Permitted Holder means (i) Angelica Berrie; (ii) any lineal descendant of Russell Berrie; (iii) the Estate of Russell Berrie; (iv) The Russell Berrie 2002A Trust; (v) The Russell Berrie Foundation, a New Jersey Nonprofit Corporation; (vi) any trust created pursuant to the terms of the instruments governing or creating any of the Persons referred to in clause (iii), (iv), or (v); (vii) any fiduciary of any of the Persons referred to in clause (iii) (iv), (v) or (vi); or (viii) (1) any institutional Person or entity described in Rule 13d-1(b)(1)(ii) under the Exchange Act, (2) any “qualified institutional buyer” as defined in Rule 144(a)(1) promulgated under the Securities Act, (3) any institutional Person or entity described in clauses (1), (2), (3), (7) or, to the extent comprised of institutional Persons or entities described in clauses (1), (2), (3) and/or (7), clause (8) of the definition of “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, or (4) any similar institutional equity investor.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Pledge Agreement means the Pledge Agreement dated as of the Closing Date (as the same may be amended, restated, supplemented or otherwise modified from time to time) executed and delivered by the Company in favor of the Administrative Agent for the benefit of the Lenders.

Pre-Settlement Determination Date – see Section 7.1.3.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share means with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Bank, and/or receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment at such time, by (ii) the aggregate Commitments of Lenders at such time and (y) from and after the time the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings at such time by (ii) the aggregate unpaid principal amount of all Revolving Outstandings at such time.

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Related Agreements means, collectively, that certain Assignment and Assumption Agreement and Bill of Sale, that certain Omnibus Amendment of Intellectual Property and the related individual assignments of specified intellectual property, in each case, dated on or prior to the date hereof between the Company and Russ Gift, the incorporation documents for Russ Gift, together with any other instruments, documents and agreements entered into in connection therewith, in each case, as the same may be amended, restated, supplemented or otherwise modified in accordance with Section 11.11.

Related Transactions means the Spin-Off and the other transactions contemplated by the Related Agreements.

Rent Reserve means a dollar amount equal to three times the monthly lease or mortgage payments of each leased or owned and mortgaged facility of the Borrowers where any Inventory intended to be classified as Eligible Inventory is maintained and in respect of which the Administrative Agent has not received a Collateral Access Agreement with respect to such facility.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, those Lenders whose Pro Rata Shares exceed 50.1%; provided that if there are two or fewer Lenders, then the term “Required Lenders” shall mean all of the Lenders.

Restricted Debt means (a) the obligations of the Company and any other Loan Party with respect to the EDA Standby L/C Reimbursement Agreement and the EDA Loan Guarantee and (b) any other Subordinated Debt.

Restricted Debt Agreements means, collectively, the Kids Line Purchase Agreement, the Earnout Security Documents, the Earnout Subordination Agreement and any other security agreement, pledge agreement, collateral assignments, account control agreements, if any, or other security documents, and employment agreements entered into in connection therewith, in each case, as the same may be amended, restated, supplemented or otherwise modified in accordance with Section 11.11.

Revolving Commitment Limit - see the definition of Maximum Revolving Commitment.

Revolving Loan and Revolving Loans - see Section 2.1.1(a).

Revolving Loan Availability means the difference between (a) (i) before an increase in Commitments pursuant to Section 2.7, the Borrowing Base or (ii) at all times after an increase in Commitments pursuant to Section 2.7, the lesser of (x) the Maximum Revolving Commitment in effect at such time and (y) the Borrowing Base at such time, minus (b) the sum of the aggregate principal amount of all “Loans,” all “Specified Hedging Obligations” and the “Stated Amount” of all “Letters of Credit” outstanding or requested but not yet funded under (and, in each case, as such terms are defined in) the Canadian Loan Agreement.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

Sassy means Sassy, Inc., an Illinois corporation.

Scheduled Termination Date means March 14, 2011.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Second-Tier Foreign Subsidiary means any direct or indirect Subsidiary of any First-Tier Foreign Subsidiary.

Securities Act means the Securities Act of 1933, as amended.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer or controller or vice president of finance, of such Loan Party.

Settlement Date – see Section 7.1.3.

Specified Hedging Agreement means any Hedging Agreement (a) entered into by (i) a Borrower and (ii) any Lender (as determined as of the date such Hedging Agreement is entered into) or any affiliate thereof, as counterparty and (b)(i) the covered transactions thereunder are the Revolving Loans or Obligations hereunder or (ii) that has otherwise been designated by the Administrative Agent, such Lender or such affiliate, as the case may be, and the Loan Party Representative, on behalf of such Borrower, by notice to the Administrative Agent, as a Specified Hedging Agreement. The designation of any Hedging Agreement as a Specified Hedging Agreement shall not create in favor of the Administrative Agent, any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any guarantor under this Agreement or the Loan Documents.

Spin-Off means the transfer to Russ Gift of substantially all of the assets and operations of the Company in accordance with the Related Agreements.

Specified Hedging Obligation means any Hedging Obligations of any of the Borrowers under any Specified Hedging Agreement and Specified Hedging Obligations means all such obligations and liabilities collectively.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit which have not been converted to Revolving Loans pursuant to Section 2.3.2.

Subordinated Debt means any Debt of the Borrowers and their consolidated Subsidiaries on a consolidated basis that is unsecured and is expressly subordinated to the prior payment in full, in cash, of the Obligations pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of a Borrower.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by the United States, any state or locality or any political subdivision thereof, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earliest to occur of (i) the Scheduled Termination Date, (ii) the termination of the Commitments (either automatically or at the Required Lenders’ election) pursuant to Section 13.2, and (iii) the termination or reduction to zero of the Commitments by the Borrowers pursuant to Section 6.1.1.

Termination Fee - see Section 5.4.

Termination Event means, with respect to a Pension Plan, (a) a Reportable Event, (b) the withdrawal of any member of the Controlled Group from such Pension Plan during a plan year in which any member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Triggering Event means any invalidation, rescission or avoidance of (a) the transfer of the assets and operations of the Company to Russ Gift pursuant to the Related Agreements and/or (b) the liens and security interests granted by Russ Gift on such assets to secure the Obligations, in either case, under or pursuant to any state or federal law relating to bankruptcy, insolvency or  creditors’ rights, generally, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property.

type - see Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans of the Loan Parties and each other member of the Controlled Group exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using the actuarial assumptions used by the Pension Plans for purposes of determining the minimum funding contributions under Section 412 of the Code to the extent applicable.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time, giving of notice or both, constitute an Event of Default.

Voidable Transfer – see Section 15.23.

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to a Wholly-Owned Subsidiary herein shall be a reference to a Wholly-Owned Subsidiary of a Borrower.

1.2                                 Other Interpretive Provisions.

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  The term “including” is not limiting and means “including without limitation.”

(d)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)                                  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Documents, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation and the regulations promulgated thereunder.

(f)                                    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control for the purposes of calculating compliance with any condition or covenant, and the occurrence of any Event of Default or Unmatured Event of Default, under the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the occurrence of a default, Unmatured Event of Default or Event of Default under, and as defined in the Master Letter of Credit Agreement shall not result in a default, Unmatured Event of Default or Event of Default under this Agreement if the event that created such default, Unmatured Event of Default or Event of Default would not, if the Master Letter of Credit Agreement was not a Loan Document, have independently created a default, Unmatured Event of Default or Event of Default under this Agreement.

(g)                                 This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Loan Parties, the Lenders, the Issuing Bank and the other parties hereto and thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent, the Lenders or the Issuing Bank merely because of the Administrative Agent’s, Lenders’ or the Issuing Bank’s involvement in their preparation.

SECTION 2.           COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1                                 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make Revolving Loans to, and to issue or participate in Letters of Credit for the account of, the Borrowers as follows:

2.1.1                        Revolving Loan Commitment.

(a)                                  Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees to make loans on a revolving basis (each, a “Revolving Loan”, and collectively, the “Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Loan Party Representative may request from the Administrative Agent in accordance with Section 2.2.2; provided that, except as and to the extent set forth in clause (b) below, the Revolving Outstandings will not at any time exceed Revolving Loan Availability or result in the violation of Section 11.13.1.

(b)                                 Interim Advances. If at any time the Revolving Outstandings exceeds the Borrowing Base or Section 11.13.1 is violated, and without limiting the other rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents, the Borrowers shall immediately, and without the necessity of demand by the Administrative Agent, make the mandatory prepayment required pursuant to Section 6.2.2(b) to the Administrative Agent; provided, that the Administrative Agent may, at its option and in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to the Borrowers on behalf of the Lenders without the consent of any Lender for a period of up to thirty (30) calendar days, so long as (i) the amount of the Interim Advances does not exceed at any time One Million dollars ($1,000,000), (ii) the Revolving Outstandings do not exceed the Commitments, and (iii) in the case of any subsequent Interim Advances, the Administrative Agent has not been notified by the Required Lenders to cease making such Revolving Loans. If the Interim Advance is not repaid (or otherwise eliminated) in full within thirty (30) days of the initial occurrence of the Interim Advance, no future advances may be made to the Borrowers without the consent of all Lenders until the Interim Advance is repaid in full.

(c)                                  Defaulting Lender. If and to the extent that a Lender does not settle with the Administrative Agent as required under this Agreement (a “Defaulting Lender”), the Borrowers and such Defaulting Lender severally agree to repay to the Administrative Agent forthwith on demand such amount required to be paid by such Defaulting Lender to the Administrative Agent, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent (x) in the case of a Defaulting Lender at the Federal Funds Rate, and (y) in the case of the Borrowers, at the interest rate applicable at such time for such Revolving Loans; provided, that the Borrowers’ obligation to repay such advance to the Administrative Agent shall not relieve such Defaulting Lender of its liability to the Administrative Agent for failure to settle as provided in this Agreement.

2.1.2                        [Intentionally Omitted].

2.1.3                        L/C Commitment. Subject to Section 2.3.1 and the other terms and conditions of this Agreement, the Issuing Bank agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each, a “Letter of Credit”), at the request of the Loan Party Representative and for the account of the Borrowers from time to time before the Termination Date and, as more fully set forth in Section 2.3.2, each Lender (which shall not include the Issuing Bank) agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit (after giving effect to the Stated Amount of any Letter of Credit so requested) shall not at any time exceed Eight Million Dollars ($8,000,000) and (b) the Revolving Outstandings (after giving effect to the Stated Amount of any Letter of Credit so requested) shall not at any time exceed Revolving Loan Availability or result in a violation of Section 11.13.1. Without limiting any of the foregoing (and without duplication of the EDA Reserve), the Back-Stop L/C shall be deemed to have been requested by the Borrowers on the Closing Date, regardless of when issued.

2.2                                 Loan Procedures.

2.2.1                        Various Types of Revolving Loans. Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Loan Party Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different Groups of LIBOR Loans, in aggregate, shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Revolving Loans.

2.2.2                        Borrowing Procedures. The Loan Party Representative shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Upon its receipt of any such notice, the Administrative Agent, at its option and in its sole discretion, shall do either of the following:

(i)                                     advance the amount of the proposed Revolving Loan to the Loan Party Representative on behalf of the applicable Borrower disproportionately (a “Disproportionate Advance”) out of the Administrative Agent’s own funds on behalf of the Lenders, which advance shall be made (x) in the case of a Base Rate Loan, on the same day as the Loan Party Representative’s request therefor if the Loan Party Representative notifies the Administrative Agent of such request by 11:00 A.M. (Chicago time) on such day or (y) in the case of a LIBOR Rate Loan, on the third Business Day following such request therefor if the Loan Party Representative notifies the Administrative Agent of such request by 11:00 A.M. (Chicago time) on such third Business Day preceding such day, and, in either case, thereafter request settlement in accordance with Section 7.1.3 such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii)                                  Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day the Administrative Agent is notified or deemed notified by the Loan Party Representative of the Loan Party Representative’s request for an advance pursuant to this Section 2.2.2. Each Lender shall remit, to the demand deposit account designated by the Loan Party Representative (x) with respect to Base Rate Loans, at or prior to 1:00 P.M., Chicago time, on the date of the proposed borrowing, if such notification is made before 11:00 A.M., Chicago time, or (y) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and integral multiples of $100,000 in excess thereof, and each LIBOR borrowing shall be in an aggregate amount of at least $500,000 and integral multiples of at least $100,000 in excess thereof. Delivery of any Notice of Borrowing, any request for a Letter of Credit, and the acceptance of any Revolving Loan or any Letter of Credit, shall be deemed a representation and warranty by the Loan Parties that all conditions precedent to the making of any Revolving Loans or other financial accommodations set forth in Sections 12.1 (in the case of the initial Revolving Loans to be made or Letter of Credit to be issued hereunder) and 12.2 have been satisfied as of the date of such request, notice or borrowing hereunder.

2.2.3                        Conversion and Continuation Procedures.

(a)                                  Subject to Section 2.2.1, the Borrowers may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i)                                     elect, as of any Business Day, to convert any Revolving Loans of one type or any part thereof into Revolving Loans of the other type (provided, in the case of any conversion to a LIBOR Loan, such part thereof is in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000); or

(ii)                                  elect, as of the last day of the applicable Interest Period thereof, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) for a new Interest Period or convert such LIBOR Loans to Base Rate Loans;

provided that after giving effect to any conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 or an integral multiple of $100,000 in excess thereof.

(b)                                 The Loan Party Representative shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)                                     the proposed date of conversion or continuation;

(ii)                                  the aggregate amount of Revolving Loans to be converted or continued;

(iii)                               the type of Revolving Loans resulting from the proposed conversion or continuation; and

(iv)                              in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)                                  If upon the expiration of any Interest Period applicable to LIBOR Loans, the Loan Party Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Loan Party Representative shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Loan Party Representative, of the details of any automatic conversion.

(e)                                  Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4                        Borrowing Representations and Warranties. Each and every request (or deemed request) by the Borrowers (through the Loan Party Representative) for, and acceptance by the Borrowers of, a Revolving Loan or Letter of Credit shall, in each case, constitute the Borrowers’ representation and warranty that (and the Administrative Agents’ and the Lenders’ obligation to make any such Revolving Loan or issue or participate in any Letter of Credit shall be subject to the conditions precedent that), both on the date of such request for such Revolving Loan and/or Letter of Credit and on the date any such Revolving Loan is made or Letter of Credit is issued, (i) no Unmatured Event of Default or Event of Default has occurred and is continuing, (ii) the Borrowers’ representations and warranties set forth in this Agreement, as supplemented from time to time, are true and correct in all material respects (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) except to the extent any such representation and warranty expressly speaks to an earlier date, and (iii) after giving effect to such Revolving Loan and/or Letter of Credit, no violation of Section 11.13.1 would then exist or result therefrom.

2.3                                 Letter of Credit Procedures.

2.3.1                        L/C Applications. The Borrowers shall execute and deliver to the Issuing Bank the Master Letter of Credit Agreement on the Closing Date. The Loan Party Representative shall give notice to the Administrative Agent and the Issuing Bank of the requested issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Administrative Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Loan Party Representative and in all respects satisfactory to the Administrative Agent and the Issuing Bank, together with such other documentation as the Administrative Agent or the Issuing Bank may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than thirty (30) days prior to the Scheduled Termination Date (unless such Letter of Credit is Cash Collateralized) and shall in no event exceed more than one (1) year from the date of issuance, provided such Letter of Credit may provide for annual renewals subject to Issuing Bank consent thereto) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the Scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Bank shall be the sole responsibility of the Issuing Bank and the Issuing

Bank shall be solely entitled to the benefits of such Cash Collateral. The Issuing Bank shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2                        Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each such Lender (which term shall not, for purposes of this Section 2.3.2, include the Issuing Bank) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share (aggregating to 100% as among all such Lenders), in such Letter of Credit and the Borrowers’ reimbursement obligations with respect thereto. Upon the incurrence of any reimbursement obligation under any Letter of Credit, the Borrowers shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Revolving Loan. The proceeds of such Revolving Loan shall be paid over by the Administrative Agent to the Issuing Bank for the account of the Borrowers in satisfaction of such reimbursement obligations. The Issuing Bank hereby agrees, upon request of the Administrative Agent, to deliver to the Administrative Agent or Lender a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Administrative Agent or any Lender may reasonably request.

2.3.3                        Reimbursement Obligations.

(a)                                  Each of the Borrowers hereby jointly and severally unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. If any such amounts can not be reimbursed by the making of a Revolving Loan for any reason, any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by any Borrower therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Loan Party Representative and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Loan Party Representative or the Administrative Agent shall not affect the rights of the Issuing Bank or the Lenders in any manner whatsoever.

(b)                                 The Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any

Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Bank has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding, for purposes hereof, the Issuing Bank) under or in connection with any Letter of Credit or any related matters shall, absent gross negligence or willful misconduct, result in any liability of the Administrative Agent or any Lender to any Loan Party, or relieve any Loan Party of any of its obligations hereunder to any such Person.

2.3.4                        Funding by the Lenders to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and (a) (i) a Revolving Loan may not be made in accordance with Section 2.3.2 and (ii) the Loan Parties have not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time on the date of such payment or disbursement or (b) any reimbursement that was received by the Issuing Bank from a Loan Party or any other Person on behalf of the Loan Parties is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party, such other Person or otherwise, each Lender with a Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share (aggregating to 100% as among all such Lenders (exclusive of the Issuing Bank)) of such payment or disbursement (but no such payment shall diminish the obligations of the Borrowers under Section 2.3.3), and, upon notice from the Issuing Bank, the Administrative Agent shall promptly notify each Lender thereof. Each Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Bank’s account the amount of such Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Bank’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve the Borrowers or any other Lender of its obligation hereunder to make available to the Administrative Agent, the Borrowers’ or such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4                                 Commitments Several. The failure of any Lender to make a requested Revolving Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan to be made by such other Lender.

2.5                                 Certain Conditions. Except with respect to the making of Revolving Loans in Sections 2.3.2 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Revolving Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists or would result therefrom.

2.6                                 Loan Party Representative. Each Loan Party hereby designates the Company as its representative and agent on its behalf (in such capacity, the “Loan Party Representative”) to act as specified herein. Each Loan Party hereby authorizes the Loan Party Representative to take such actions on its behalf under the terms of this Agreement and the other Loan Documents and to exercise such powers and perform such duties hereunder and thereunder as are specified in such agreements or are reasonably incidental thereto, including issuing Notices of Borrowing and Notices of Conversion/Continuation, acceptance of amounts borrowed hereunder, giving instructions with respect to the disbursement of the proceeds of the Revolving Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants), in each case, on behalf of the Borrowers and the Loan Parties under the Loan Documents. The Loan Party Representative hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely on all notices, requests, consents, certifications and/or authorizations or other similar acts delivered or taken by the Loan Party Representative for or on behalf of any Borrower pursuant hereto or the other Loan Documents without inquiry and as if such notices, requests, consents, certifications and/or authorizations or other similar acts were delivered by such Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by the Loan Party Representative shall be deemed for all purposes to have been made by all Borrowers and Loan Parties (or any of the them, as applicable) and shall be binding upon and enforceable against such Borrower or Loan Party to the same extent as it if the same had been made directly by such Borrower or Loan Party. The Company shall not be permitted to resign as the Loan Party Representative and the Borrowers shall not be permitted to remove the Company as Loan Party Representative without the consent of the Administrative Agent; provided that if the Company notifies the Administrative Agent in writing that it (or any successor Loan Party Representative) shall no longer be able to act as Loan Party Representative in accordance with the terms hereof, the Administrative Agent and the Borrowers shall appoint a successor to act as Loan Party Representative, which successor shall be a Borrower designated by the Administrative Agent therefor (and the Borrowers hereby agree that such Person thereafter shall be vested with all rights, powers, privileges and authority of the Loan Party Representative hereunder).

2.7                                 Increase in Commitments. Upon the request of the Loan Party Representative made at any time (a) prior to the Termination Date and (b) indicating that any existing Lender has agreed to increase its Commitment or that any other Eligible Assignee approved by the Loan Party Representative, the Administrative Agent and the Issuing Bank, has become a party hereto as a Lender and has agreed to accept an additional Commitment (in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent), then, provided that no Unmatured Event of Default or Event of Default then exists and is continuing and without the consent of any other Lender, upon payment of any applicable fees in the Agent Fee Letter relating to such increase, the aggregate Commitments shall be increased by the amount of the additional or supplemental Commitment(s) of such Lender(s). Upon the increase in the aggregate Commitments, the respective Pro Rata Shares of each Lender in respect of the Commitments shall be adjusted automatically to reflect the increase in the aggregate Commitments and such Lender’s new or supplemental Commitment.

SECTION 3.   EVIDENCING OF REVOLVING LOANS.

3.1                                 Notes. The Revolving Loans of each Lender shall be evidenced by a Note in the form set forth as Exhibit A, (each, a “Note”, and collectively, the “Notes”). Each such Note shall have appropriate insertions and shall be payable to the order of such Lender in a face principal amount equal to such Lender’s Commitment. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by the Administrative Agent, which books and records shall be conclusively presumed correct absent manifest error.

3.2                                 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Revolving Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Revolving Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Revolving Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Revolving Loans hereunder, together with all interest accruing thereon.

SECTION 4.   INTEREST.

4.1                                 Interest Rates. The Borrowers hereby jointly and severally promise to pay interest on the unpaid principal amount of each Revolving Loan for the period commencing on the date of such Revolving Loan until such Revolving Loan is paid in full as follows:

(a)                                  at all times while such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin; and

(b)                                 at all times while such Revolving Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Revolving Loan plus the LIBOR Margin;

provided that any time an Event of Default exists, at the Required Lenders’ election, the interest rate applicable to each such Revolving Loan shall be increased by two percent (2%); and provided, further, that any such increase may thereafter be rescinded by the Required Lenders notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2                                 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Revolving Loan, upon a prepayment of such Revolving Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three (3) months, on the three-month anniversary of the first day of such Interest Period), and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Revolving Loans shall be payable on demand.

4.3                                 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Loan Party Representative and each applicable Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Loan Party Representative or any Lender, promptly deliver to the Loan Party Representative or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4                                 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5.   FEES.

5.1                                 Non-Use Fee. The Borrowers hereby jointly and severally agree to pay to the Administrative Agent, for the account of each Lender, a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the daily average of the unused amount of the Maximum Revolving Commitment. For purposes of calculating usage under this Section, the Maximum Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar month and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days.

5.2                                 Letter of Credit Fees.

(a)                                  The Borrowers hereby jointly and severally agree to pay to the Administrative Agent, for the account of each Lender, a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days); provided that, upon the election of the Required Lenders (or automatically upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4), the rate applicable to each Letter of Credit shall be increased by two percent (2%) at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar month and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)                                 In addition, with respect to each Letter of Credit, the Borrowers hereby jointly and severally agree to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, and (ii) letter of credit fronting fee in the amount and at the time agreed to by the Borrowers and the Issuing Bank.

5.3                                 Administrative Agent’s Fees. The Borrowers hereby jointly and severally agree to pay to the Administrative Agent such agent’s fees as are set forth in the Agent Fee Letter.

5.4                                 Termination Fee. In the event that the Termination Date shall occur at any time prior to the first year anniversary of the Closing Date for any reason whatsoever, the Borrowers hereby jointly and severally hereby agree to pay to the Administrative Agent, for the ratable benefit of each of the Lenders, a termination fee (the “Termination Fee”) equal to one percent (1.00%) of the highest Maximum Revolving Commitment that had been in effect at any time prior to such termination. For clarification purposes, it is hereby acknowledged that no Termination Fee shall be due as a result of the Revolving Outstandings being reduced to zero from time to time.

SECTION 6.           REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT LIMIT AND THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1                                                         Reduction or Termination of the Revolving Commitment.

6.1.1                        Voluntary Reduction or Termination of the Revolving Commitment. The Loan Party Representative may from time to time on at least three (3) Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment Limit to an amount not less than the Revolving Outstandings plus the required Excess Revolving Loan Availability pursuant to Section 11.13.1. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000 and such reduction shall be applied Pro Rata as a reduction to each Lender’s Commitment such that the sum of such Commitments equal the Revolving Commitment Limit. Concurrently with any reduction of the Revolving Commitment Limit to zero, the Termination Date shall be deemed to have occurred, and the Borrowers shall be required to repay all Obligations and shall terminate or Cash Collateralize in full all outstanding Letters of Credit. Any such termination of the Revolving Commitment Limit occurring on or prior to the first year anniversary of the Closing Date shall be accompanied by the Termination Fee required pursuant to Section 5.4.

6.1.2                        [Intentionally Omitted].

6.1.3                        All Reductions of the Revolving Commitment. All reductions of the Commitments shall reduce the Revolving Commitment Limit and shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2                                 Prepayments.

6.2.1                        Voluntary Prepayments. Revolving Loans may be prepaid at any time and, subject to the terms and conditions hereof, reborrowed. Any such prepayment shall be applied first to accrued but unpaid interest owing on the Revolving Loans.

6.2.2                        Mandatory Prepayments.

(a)                                  The Borrowers shall make a prepayment of the Obligations until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts, which amounts shall be applied in accordance with this Section 6.2.2 and Section 6.3 as follows (such proceeds being the “Designated Proceeds”):

(i)                                     Subject to Section 10.3.2, concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition (or financing or refinancing of any Obligations with Debt permitted under Section 11.1(b)), in an amount equal to 100% of such Net Cash Proceeds therefrom, which amounts shall be applied (1) first, to the Revolving Outstandings until paid in full (including the Cash Collateralization of all outstanding Letters of Credit), (2) second, against all Bank Products Obligations due and owing to any  Lender or its Affiliates, pro-rata, until paid in full, (3) third, to all other Obligations due and owing to each Lender and the Administrative Agent, pro-rata, until paid in full, (4) fourth, to the payment of any Specified Hedging Obligations due and owing to any Lenders, pro-rata, until paid in full, and (5) fifth, any amounts remaining thereafter, shall be delivered to the Loan Party Representative for remittance to the Borrowers; and

(ii)                                  Within three (3) Business Days after its receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities to employees or directors of any Borrower or their Subsidiaries with respect to their compensation or benefits, whether pursuant to a formal stock and/or option plan, benefit program or otherwise and (y) any such issuance by a Subsidiary of a Borrower to its parent) or the issuance of any Debt of any Loan Party (excluding Debt permitted by clauses (a) - (m) of Section 11.1), in an amount equal to 100% of such Net Cash Proceeds therefrom, which amounts shall be applied as set forth in clause (i) immediately above.

Nothing in this Section 6.2.2(a) shall be deemed to authorize any Asset Disposition or the sale or issuance of any Capital Securities or Debt not otherwise permitted hereunder.

(b)                                 In addition to the payments required pursuant to clause (a) immediately above, the outstanding principal balance of the Revolving Loans shall be repaid daily from available funds in the Agent Account as determined in accordance with Section 7.1.1 and Section 10.11 hereof. In addition, subject to Section 2.1.1(b) and without limiting any of the other rights and remedies of the Administrative Agent and the Lenders in respect thereof, if on any day the Revolving

Outstandings exceeds the Revolving Loan Availability on such day or a violation of Section 11.13.1 then exists, the Borrowers shall immediately prepay the Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess or violation.

(c)                                  Nothing in this Section 6.2.2 shall be deemed to authorize the taking of any action by any Loan Party which is not otherwise permitted hereunder.

6.3                                 Manner of Prepayments. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Revolving Loans shall be applied first, to repay outstanding Base Rate Loans, if any, and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4                                 Repayments.

6.4.1                        All Obligations. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ALL OBLIGATIONS (OTHER THAN UNASSERTED CONTINGENT INDEMNIFICATION OBLIGATIONS) SHALL BE AND BECOME IMMEDIATELY DUE AND PAYABLE AND ALL LETTERS OF CREDIT SHALL IMMEDIATELY BE REQUIRED TO BE TERMINATED OR CASH COLLATERALIZED UPON THE OCCURRENCE OF THE TERMINATION DATE FOR ANY REASON WHATSOEVER.

6.4.2                        Revolving Loans. The Revolving Loans shall be paid in full and the Commitment of each Lender shall terminate on the Termination Date.

SECTION 7.           MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1                                 Making of Payments.

7.1.1                        Manner of Payment; Application of Payment. All payments of principal or interest on the Notes, and of all fees, shall be made by the Borrowers to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 1:00 p.m., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. For purposes of calculating interest and fees, the Administrative Agent shall, within one and one-quarter (1-1/4) Business Days after its receipt (as set forth above) in the Agent Account of any items of payment or proceeds of any Collateral (other than cash or other immediately available funds, which amounts shall be credited immediately upon the Administrative Agent’s receipt (as set forth above) in the Agent Account) to be applied against the Obligations in accordance with the terms hereof, apply the whole or any part of such collections or proceeds against the Obligations in such order as is specified in this Agreement and the other Loan Documents. For purposes of determining Revolving Loan Availability and Excess Revolving Loan Availability for borrowing purposes, the Administrative Agent shall, immediately upon its receipt thereof in the Agent Account, credit any items of payment or proceeds of any Collateral to be applied against the Obligations in accordance with the terms hereof, against the Obligations in such order as is specified in this Agreement, subject to actual collection. The Administrative Agent shall remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender entitled thereto in the manner and at the times set forth in Section 7.1.3 below. All payments shall be made by the Borrowers directly to the Administrative Agent without setoff, counterclaim, deduction, withholding or other defense.

7.1.2                        Payment Authorization. The Borrowers hereby authorize the Administrative Agent, in its sole discretion, to charge any of the Borrowers’ accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the other Loan Documents.

7.1.3                        Settlement. On a weekly basis (or more frequently if requested by the Administrative Agent (a “Settlement Date”), the Administrative Agent shall provide each Lender with a statement of the outstanding balance of the Obligations as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Revolving Loans funded by such Lender (whether made directly by such Lender to any Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by the Administrative Agent on behalf of such Lender to any Borrower). If such statement discloses that such Lender’s current balance of the Revolving Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the applicable Obligations outstanding as of the Pre-Settlement Determination Date, then the Administrative Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Revolving Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the applicable Obligations outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to the Administrative Agent in accordance with the Administrative Agent’s instructions. In addition, payments actually received by the Administrative Agent with respect to the following items shall be distributed by the Administrative Agent to the Lenders as follows:

(a)                                  Within one (1) Business Day of receipt thereof by the Administrative Agent, payments to be applied to interest on the Revolving Loans shall be paid to each Lender in proportion to its Pro Rata Share of the Revolving Loans in respect of which such interest is being paid, subject to any adjustments for any Disproportionate Advances as provided in Section 2.2.2, so that the Administrative Agent shall receive interest on the Disproportion Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b)                                 Within one (1) Business Day of receipt thereof by the Administrative Agent, payments to be applied to the Non-Use Fee as provided in Section 5.1 shall be paid to each Lender in proportion to its Pro Rata Share of the daily average of the unused amount of the Commitments; and

(c)                                  Within one (1) Business Day of receipt thereof by the Administrative Agent, payments to be applied to the Letter of Credit Fee for each Letter of Credit as provided in

Section 5.2 shall be paid to each Lender in proportion to its Pro Rata Share of the undrawn amount of such Letter of Credit.

Notwithstanding the foregoing, the Administrative Agent shall not be obligated to transfer to any Defaulting Lender any payment made by any Borrower to the Administrative Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to the Administrative Agent as required in this Agreement.

7.2                                 Application of Certain Payments. So long as no Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall, be applied as the Administrative Agent shall determine in its reasonable discretion or, in the absence of a specific determination by the Administrative Agent, as set forth in the Guaranty and Collateral Agreement. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3                                 Due Date Extension. If any payment of principal or interest with respect to any of the Revolving Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4                                 Setoff. The Borrowers and the other Loan Parties each agree that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Borrowers and each other Loan Party agrees that at any time any Event of Default exists and is continuing, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrowers and each other Loan Party then or thereafter with the Administrative Agent or such Lender.

7.5                                 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Revolving Loan (but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of those payments and other recoveries obtained by all other applicable Lenders on account of principal of and interest on the respective Revolving Loans (or such participation) then held by them, then such Lender shall purchase from the other applicable Lenders such participations in the respective affected Revolving Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6                                 Taxes.

(a)                                  Except as expressly otherwise provided in this Section 7.6, all payments made by each Loan Party hereunder or under any Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person (i) shall be made without setoff, counterclaim, or other defense and (ii) shall be made by each Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)                                 If any Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, such Loan Party shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any Taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders, the Issuing Bank or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent any Loan Party withholds any Taxes on payments hereunder or under any Loan Document, such Loan Party shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within thirty (30) days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)                                  If any Lender, the Issuing Bank or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender, the Issuing Bank or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, each Borrower hereby jointly and severally agrees to indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender, the Issuing Bank or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d)                                 (i)                                     Each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Loan Party Representative and the Administrative Agent on or prior to the Closing Date (or in the case of a change in the funding office or a Lender that is an Assignee, on the date of such change in funding office or assignment to such Lender) two (2) accurate and complete original signed copies of Internal Revenue Service (“IRS”) Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on payments to be made hereunder or any

Revolving Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two (2) accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that, from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances or in any applicable law, rule or regulation by any governmental authority, or compliance by any Lender with any request or directive (whether or not having force of law) of any such authority occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall promptly deliver to the Loan Party Representative and the Administrative Agent two (2) new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS) and, if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on payments to be made hereunder or any Revolving Loan but only to the extent permitted at the time by applicable law.

(ii)                                  Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. Federal income tax purposes) shall provide two (2) properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Loan Party Representative and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. Thereafter, from time to time, to the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall promptly deliver to the Loan Party Representative and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.

(iii)                               No Borrower shall be required to pay additional amounts to a Lender (or under Section 7.6(b)), or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(e)                                  Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Borrower pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Administrative Agent makes written demand therefor.

SECTION 8.                                INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1           Increased Costs.

(a)           If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to the definition thereof or Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Notes or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Notes with respect thereto (other than any such increased cost or reduction on account of taxes of any kind, including Excluded Taxes and Taxes, as to which Section 7.6 shall govern), then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrowers hereby jointly and severally agree to pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

(b)           If any Lender or the Issuing Bank shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or the Issuing Bank, or any Person controlling such Lender or the Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s, the Issuing Bank’s or such controlling Person’s capital as a consequence of such Person’s obligations hereunder or under any Letter of Credit to a level below that which such Lender, or the Issuing Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s, or the Issuing Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender, or the Issuing Bank or such controlling Person to be material, then from time to time, upon demand by such Lender or the Issuing Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Borrowers hereby jointly and severally agree to pay to such Lender or the Issuing Bank, as applicable, such additional amount as will compensate such Lender, or the Issuing Bank, or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender or the Issuing Bank, as applicable, first made demand therefor.

8.2           Basis for Determining Interest Rate Inadequate or Unfair. If:

(a)           the Administrative Agent reasonably determines (which determination shall be binding and conclusive on each Borrower) absent manifest error that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)           the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for the relevant Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Revolving Loans; then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Revolving Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3           Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) no such Lender shall have any obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4           Funding Losses. The Borrowers hereby jointly and severally agrees that upon written demand by any Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), each Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Revolving Loan (including any conversion pursuant to Section 8.3) or (b) any failure of any Borrower to borrow, convert or continue any Revolving Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all such notices to the Administrative Agent pursuant to this Agreement shall be deemed irrevocable.

8.5           Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that in such event for the purposes of this Agreement such Revolving Loan shall be deemed to have been made by such Lender and the obligation of the Borrowers to repay such Revolving Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Revolving Loan, for the account of such branch or Affiliate.

8.6           Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Revolving Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7           Mitigation of Circumstances; Replacement of Lenders.

(a)           Each Lender or the Issuing Bank, as applicable, shall promptly notify the Loan Party Representative and the Administrative Agent of any event of which it has knowledge which will or is likely to result in, and will use reasonable commercial efforts available to it (other than the taking of any such action which, in such Lender’s or the Issuing Bank’s sole judgment, imposes any expense upon or is otherwise disadvantageous to such Lender or the Issuing Bank, as applicable) to mitigate or avoid, (i) any obligation by the Borrowers to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender or the Issuing Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender or the Issuing Bank, as applicable, shall promptly so notify the Loan Party Representative and the Administrative Agent); provided that the failure by any Lender to provide prospective notice of any such possible event shall not reduce or diminish such Lender’s remedies or the Loan Parties’ obligations hereunder. Without limiting the foregoing, each Lender or the Issuing Bank, as applicable, will designate a different funding office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, impose aggregate expenses in excess of $1,000 on such Lender or be otherwise disadvantageous to such Lender.

(b)           If any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, or any Defaulting Lender pursuant to Section 2.1.1(c) does not make payment to the Administrative Agent of such amounts giving rise to its becoming a Defaulting Lender within fifteen (15) days of the date such payment is required under this Agreement, the Loan Party Representative may designate another bank which is acceptable to the Administrative Agent and the Issuing Bank in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Revolving Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Revolving Loans payable to such Lender plus any accrued but unpaid interest on such Revolving Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8           Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender or the Issuing Bank pursuant to Section 7.6, 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders and the Issuing Bank may use reasonable averaging and attribution methods in determining compensation under Sections 7.6, 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations (other than unasserted contingent indemnification obligations), cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9.   REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement and to induce the Issuing Bank to issue Letters of Credit and the Lenders to make Revolving Loans and to participate in Letters of Credit hereunder, the Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent, the Lenders and the Issuing Bank that:

9.1           Organization. The Company and each other Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization and each is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have or could not reasonably be expected to have a Material Adverse Effect.

9.2           Authorization; No Conflict. The Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies hereunder and the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by each Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect, except such as would not have and reasonably could not be expected to have a Material Adverse Effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any material agreement, indenture, instrument or other material document, or any judgment, order or decree, which is binding upon the Company, any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company or any other Loan Party (other than Permitted Liens and Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

9.3           Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or law.

9.4           Financial Condition. The unaudited consolidated financial statements of the Company and its Subsidiaries for the Fiscal Years 2002, 2003 and 2004 and the unaudited consolidated financial statements of the Company and its Subsidiaries as at the fiscal months and Fiscal Quarters ended after Fiscal Year 2004, copies of each of which have been delivered to the Administrative Agent, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5           No Material Adverse Change. Since December 31, 2004, no event or circumstance exists and/or has occurred that has had or could reasonably be expected to have, either alone or in conjunction with any other circumstances, events or occurrences, a Material Adverse Effect; it being agreed, however, that the consolidated results of operations of the Company and its Subsidiaries for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, as reported on the 10-Qs of the Company filed with the SEC on or about May 10, 2005, August 9, 2005 and November 9, 2005 shall not, in and of themselves, be deemed a Material Adverse Effect.

9.6           Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the such Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary of the Company or any Loan Party which has had or could reasonably be expected to have, a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, no Loan Party has any material Contingent Liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

9.7           Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) material to its business free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) other than Permitted Liens. The Company owns good title to the Capital Securities of the

Borrowers, free and clear of all Liens, charges and claims other than Liens in favor of the Administrative Agent pursuant to the Pledge Agreement and Liens permitted under Section 11.2(h).

9.8           Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party and each of their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than Permitted Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party and each of their Subsidiaries as of the Closing Date. All of the issued and outstanding Capital Securities of each Loan Party and each of their Subsidiaries are owned as set forth on Schedule 9.8 as of the Closing Date, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by such Loan Party. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party or any of their Subsidiaries.

9.9           Pension Plans.

(a)           There is no Unfunded Liability which would have or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan complies in all material respects with its terms and all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA, any other applicable law or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise would have or could reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Loan Party or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which would have or could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or any Multiemployer Pension Plan which would subject any Loan Party or any other member of the Controlled Group to any material liability. Within the past five years, no Loan Party nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group which would have or could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan which would have or could reasonably be expected to have a Material Adverse Effect.

(b)           All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Loan Parties or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Loan Party nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(c)           All Other Plans. All other “pension plans,” as such term is defined in Section 3(2) of ERISA, maintained by any Loan Party or any member of the Controlled Group that are not Pension Plans and all other non-qualified deferred compensation plans comply in all respects with their terms and with all applicable requirements of law and regulations, except to the extent that any failure to comply could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)           Disclosure. Except as set forth on Schedule 9.9 (as the same may be updated from time to time to reflect changes occurring after the Closing Date), no Loan Party maintains or contributes to a Pension Plan that is a defined benefit plan or Multiemployer Pension Plan that is governed by United States law.

9.10         Investment Company Act. No Loan Party or any of their Subsidiaries or, to the best knowledge of the Loan Parties, the Company is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11         Public Utility Holding Company Act. No Loan Party or any of their Subsidiaries or, to the best knowledge of the Loan Parties, the Company, is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

9.12         Regulation U. No Loan Party nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13         Taxes. The Company, each other Loan Party and each Subsidiary of each of the foregoing has timely filed all federal and state income and all other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and in respect of which no Lien has been filed against the assets of the Company, any other Loan Party or any Subsidiary of the foregoing. The Company has, for all periods, and commencing with the financial statements of the Borrowers for the Fiscal Quarter ending March 31, 2006 and continuing thereafter, the other Loan Parties and each Subsidiary of each of the foregoing have, in each case, made adequate reserves on their books and records in accordance with GAAP for all federal and state income and all other material taxes that have accrued but which are not yet due and payable. Neither the Company nor any other Loan Party or any Subsidiary of the foregoing has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.14         Solvency, etc. (a)  On the Closing Date, both immediately before and after giving effect to the Spin-Off and the other Related Transactions contemplated hereby and by the other Loan Documents and the Related Agreements, the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, as determined in accordance with GAAP, of the Company and its Subsidiaries on a consolidated basis; the present fair saleable value of the assets of the Company and its Subsidiaries on a consolidated basis on a going concern basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, as determined in accordance with GAAP, as such debts and other liabilities become absolute and matured; the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, as determined in accordance with GAAP, as such debts and liabilities become absolute and matured; and the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)           On the Closing Date, both immediately before and after giving effect to the Spin-Off and the other Related Transactions contemplated hereby and by the other Loan Documents and the Related Agreements, and thereafter immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, the fair value of the assets of the Loan Parties and their Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, as determined in accordance with GAAP, of the Loan Parties and their Subsidiaries on a consolidated basis; the present fair saleable value of the assets of the Loan Parties and their Subsidiaries on a consolidated basis on a going concern basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties and their Subsidiaries on a consolidated basis on their debts and other liabilities, as determined in accordance with GAAP, as such debts and other liabilities become absolute and matured; the Loan Parties and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, as determined in accordance with GAAP, as such debts and liabilities become absolute and matured; and the Loan Parties and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

9.15         Environmental Matters. The on-going operations of each Loan Party and each Subsidiary comply in all respects with all Environmental Laws, except such non-compliance which has not had, and could not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each of their Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party and each of their Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to do so has not had and could not reasonably be expected to result in a material liability to any Loan Party or Subsidiary and has not had, and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 9.15, no Loan Party nor any of their Subsidiaries nor any of their properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance any of which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party or of their Subsidiaries that has had, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any of their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances any of which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

9.16         Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party or their Subsidiaries). Each Loan Party and each of their Subsidiaries and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any such Loan Party and/or such Subsidiary operates.

9.17         Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.18         Information. None of the representations or warranties made by the Company or any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by the Company or such Loan Party to the Administrative Agent prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. It being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrowers, any other Loan Party or the Company (relating to the Borrowers or the Loan Parties) are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Borrowers and the other Loan Parties or the Company to be reasonable as of the date of the applicable projections or forecasts and upon the best information then reasonably available to the Borrowers and the other Loan Parties or the Company and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results; provided however that if, during the period or periods covered by any such projections and forecasts, management of the Borrowers, any other Loan Party or the Company (relating to the Borrowers or the Loan Parties) determines that the projections and forecasts no longer accurately reflect in any material respect the projected financial results for such period or periods, as the case may be the Chief Financial Officer shall, as soon as reasonably practicable, provide to the Administrative Agent revised projections and forecasts for such period or periods).

9.19         Intellectual Property. Each Loan Party and each of their Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of such Loan Party or of their Subsidiaries as currently conducted, except for the failure to so own or license which would not have or could not reasonably be expected to have a Material Adverse Effect, as applicable, without any infringement upon rights of others which would have or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 9.19, or with respect to any such licensing or distribution agreements entered into after the date hereof, as otherwise disclosed to the Administrative Agent promptly after its written request (including by way of updating and replacing such Schedule), no Loan Party is party to any licensing agreement or distribution agreement relating to any Inventory which contains any restrictions or prohibitions on the Administrative Agent (or its agents) from selling or disposing such Inventory on substantially the same terms as the Loan Party to such license agreement or distribution agreement or which contains a right in favor of the licensor or distributor to repurchase such Inventory (other than for non-payment of invoices related to the purchase by the Loan Party thereof).

9.20         Burdensome Obligations. No Loan Party or any of their Subsidiaries is a party to or bound by any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.21         Labor Matters. Except as set forth on Schedule 9.21, no Loan Party or any of their Subsidiaries is subject to any labor or collective bargaining agreement. Except as set forth on Schedule 9.21, there are no existing or, to the knowledge of any Loan Party or any of their Subsidiaries, threatened strikes, lockouts or other labor disputes involving any Loan Party or any of their Subsidiaries. Hours worked by and payment made to employees of the Loan Parties or their Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except such violations which would not have, and which could not reasonably be expected to have, a Material Adverse Effect.

9.22         No Default. No Event of Default or Unmatured Event of Default exists or would result from the execution, delivery or performance hereof or of the other Loan

Documents, including as a result of the Related Transactions and/or the incurrence by any Loan Party or any of their Subsidiaries of any Debt hereunder or under any other Loan Document.

9.23         Related Agreements, etc. The Loan Party Representative has heretofore furnished the Administrative Agent a true and correct copy of each of the Related Agreements and the Restricted Agreements, in each case, as in effect as of the date of this Agreement. The Company and Russ Gift have received all governmental and third party consents and approvals necessary for the Spin-Off (including to effect the transfers of rights related to real property, related to Intellectual Property, and otherwise under any licensing or distribution agreements) and the continuing activities of the Company and the Loan Parties, and such consents and approvals are in full force and effect, except for the consents and approvals listed on Schedule 9.23 the failure to obtain any of which, individually or in the aggregate, (x) with respect to each of the Company’s current real property leases of premises located at 2520 Route 130, South Brunswick, New Jersey 08512 and 111 Bauer Drive, Oakland, New Jersey 07436, which are being assigned to Russ Gift pursuant to the Related Agreements, will not result in any material liability or restrict any of the Loan Parties’ ability to do business in any material respect, (y) other than in the case of governmental approvals or consents (or the consents set forth in clause (x) immediately above), would not and could not reasonably be expected to result in any material liability or restrict any of the Loan Parties’ ability to do business in any material respect and (z) in the case of governmental approvals or consents, would not and could not reasonably be expected to result in any material liability, would not and could not reasonably be expected to render the validity of the transfers of any material portion of such assets by the Company to Russ Gift as contemplated by the Related Agreements invalid, and would not adversely effect the creation and validity of the Liens granted by Russ Gift to the Administrative Agent under the Collateral Documents.

9.24         [Intentionally Omitted].

9.25         Eligible Accounts and Eligible Inventory. All Accounts and Inventory represented by the Borrowers or the Loan Party Representative at any time as being eligible for lending purposes hereunder including, upon each borrowing hereunder, shall constitute Eligible Accounts and Eligible Inventory, respectively.

9.26         Other Debt. Except as otherwise set forth on Schedule 9.26 or permitted pursuant to Section 11.1, no Loan Party is now obligated for any Debt other than the Obligations.

9.27         Inactive Subsidiaries. None of the Inactive Subsidiaries owns any material properties or assets, has any Investments, Debt or other material liabilities or conducts any operations or businesses; provided, that BOA Done, Inc. currently holds and may continue to hold the Bright of America Note. As of the Closing Date, the only Inactive Subsidiaries of the Company and the Loan Parties are Fluf N’ Stuf, Inc., P/F Done, Inc., RBTACQ, Inc., BOA Done, Inc. and RBCACQ, Inc.

SECTION 10. AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than unasserted contingent indemnification obligations) hereunder and under the other Loan Documents are paid in full in cash and all Letters of Credit have been terminated (or Cash Collateralized), each of the Loan Parties agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1         Reports, Certificates and Other Information. Deliver to the Administrative Agent (whereupon, in the cases of Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5(a), 10.1.6, 10.1.8 and 10.1.9, the Administrative Agent shall deliver copies thereof to the Lenders):

10.1.1      Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year (or such earlier or later date as Form 10-Ks are required to be filed with the SEC taking into account any extension granted by the SEC, provided the Company gives the Administrative Agent prompt written notice of such extension): (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Loan Parties were not in compliance with any provision of Section 11.13 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Loan Parties were not in compliance with such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of the Company, the Borrowers and their Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company, the Borrowers and their Subsidiaries for such Fiscal Year, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes) certified by the Chief Financial Officer as fairly and accurately presenting in all material respects the financial condition and results of such entities as at the date and for the period covered; provided that to the extent the Company’s annual report on Form 10-K shall satisfy the requirements of this Section 10.1.1, the Administrative Agent will accept such Form 10-K in lieu of such item.

10.1.2      Interim Reports. (a)  Promptly when available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier or later date as Form 10-Qs are required to be filed with the SEC taking into account any extension granted by the SEC, provided the Company gives the Administrative Agent prompt written notice of such extension), unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter, including therein consolidated balance sheets and statements of earnings and cash flows as of the end of such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, in each case, prepared in accordance with GAAP, consistently applied and certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries as at the date thereof, together with (i) a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and (ii) a consolidating balance sheet of the Company, the Borrowers and their Subsidiaries as of the end of such Fiscal Quarter and consolidating statement of earnings and cash flows for the Company, the Borrowers and their Subsidiaries for such Fiscal Quarter, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes and normal year end audit adjustments) certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of such entities as at the date and for the period covered; provided that to the extent that the Company’s quarterly report on Form 10-Q shall satisfy the requirement of this Section 10.1.2(a), the Administrative Agent will accept such Form 10-Q in lieu of such item; and

(b)           promptly when available and in any event within 30 days after the end of each fiscal month of the Company (other than the end of a fiscal month which is also a Fiscal Quarter or Fiscal Year end), unaudited consolidated financial statements of the Company and its Subsidiaries for such fiscal month, including therein consolidated balance sheets and statements of earnings and cash flows as of the end of such fiscal month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such fiscal month, in each case, prepared in accordance with GAAP, consistently applied and certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries as at the date thereof, together with (i) a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year and (ii) a consolidating balance sheet of the Company, the Borrowers and their Subsidiaries as of the end of such month and consolidating statement of earnings and cash flows for the Company, the Borrowers and their Subsidiaries for such month, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes and normal year-end audit adjustments) certified by the Chief Financial Officer as fairly presenting in all material respects the financial condition of such entities as at the date and for the period covered.

10.1.3      Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2(a), a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) if required pursuant to the terms hereof, a computation of each of the financial ratios and restrictions set forth in Section 11.13 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, taken or being taken to cure it and (ii) a written statement of each Borrower’s management setting forth a discussion of the financial condition of the Borrowers and their Subsidiaries and any material changes in their financial condition and/or results of operations; provided that to the extent that the Company’s annual report on Form 10-K or its quarterly report on Form 10-Q shall satisfy the requirement of this Section 10.1.3(ii), the Administrative Agent will accept such Form 10-K or Form 10-Q in lieu of such item.

10.1.4      Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, without duplication, copies of all regular, periodic or special reports, if any, of the Company or any Loan Party filed with the SEC; copies of all registration statements of the Company or any Loan Party or their Subsidiaries filed with the SEC (other than on Form S-8), if any; and copies of all proxy statements, reports or other communications made to security holders generally.

10.1.5      Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Party or its Subsidiaries affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party or Subsidiary to the Administrative Agent which has been instituted or, to the knowledge of any Loan Party or Subsidiary, is threatened against the Company, any Loan Party, any Subsidiary of the foregoing or to which any of the properties of any thereof is subject which would have or could reasonably be expected to have a Material Adverse Effect;

(c)           the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the any Loan Party or any other member of the Controlled Group furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Loan Party or any other member of the Controlled Group with respect to any post-retirement welfare benefit plan or other employee benefit plan of any Loan Party or any other member of the Controlled Group which would have or could reasonably be expected to have a Material Adverse Effect, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)           any other event, circumstance or occurrence (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would have or could reasonably be expected to have a Material Adverse Effect; or

(e)           any cancellation, material change or any material increase (or any increase as a result of the deterioration of the risk profile of any Loan Party or any of their Subsidiaries) in the deductible in any insurance policy or coverage maintained by any Loan Party or any of their Subsidiaries.

10.1.6      Borrowing Base Certificates. (a) By Wednesday of each calendar week for the immediately preceding  calendar week, a Borrowing Base Certificate executed by a Senior Officer of the Loan Party Representative on behalf of the Borrowers (provided that (i) the Loan Party Representative may deliver a Borrowing Base Certificate more frequently if it chooses and (ii) after the occurrence and during the continuance of an Event of Default, the

Administrative Agent may require the Loan Party Representative to deliver Borrowing Base Certificates more frequently upon its request. Upon the request by the Administrative Agent, the Loan Parties (at their sole expense) shall provide the Administrative Agent with full access to copies of the Borrowers’ sales journals, cash receipts journals and credit memo journals for the relevant period and shall provide the Administrative Agent with such other additional information concerning Accounts and Inventory as may be reasonably requested by the Administrative Agent from time to time. Each Borrowing Base Certificate shall reflect the actual, aggregate Account balance and book Inventory balance as of such date.

10.1.7      Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company or any Loan Party by its independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company and its Subsidiaries.

10.1.8      Projections. As soon as practicable, and in any event not later than 45 days after the commencement of each Fiscal Year (commencing with Fiscal Year 2007), financial projections for the Borrowers and their Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Borrowers to the Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer on behalf of the Borrowers and their Subsidiaries to the effect that (a) such projections were prepared by the Borrowers and their Subsidiaries in good faith, (b) the Borrowers and their Subsidiaries had a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions (it being recognized that any projections provided hereunder by the Borrowers or any other Loan Party are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Borrowers to be reasonable as of the date of the applicable projections and upon the best information then reasonably available to the Borrowers and the Loan Parties and that actual results during the period or periods covered by any such projections may differ materially from projected results; provided however that if, during the period or periods covered by any such projections, management of the Borrowers or any other Loan Party determines that the projections no longer accurately reflect in any material respect the projected financial results for such period or periods, as the case may be, the Chief Financial Officer shall, as soon as practicable, provide to the Administrative Agent revised projections for such period or periods.

10.1.9      Material Notices. Promptly following receipt, copies of any notices of default, termination or acceleration or any other material notices (including, in the case of the EDA Bonds, any notice of default under the Berrie Commitment, any termination, cancellation or rescission of the EDA Bond Redemption or any release of the monies deposited by Angelica Berrie with the EDA Bond Trustee in accordance with the Berrie Commitment to effect such EDA Bond Redemption) received from any holder or trustee of, under or with respect to any Subordinated Debt, the EDA Documents, the Related Agreements, the Restricted Debt Agreements or any other material agreement.

10.1.10    Asset Dispositions. Promptly upon learning thereof, notice of any Asset Disposition.

10.1.11    Other Information. Promptly from time to time, such other information concerning the Loan Parties (or any of them), any of their Subsidiaries or, to the extent obtainable by the Loan Parties, the Company and its Subsidiaries (other than the Loan Parties and their Subsidiaries) as any Lender or the Administrative Agent may reasonably request.

10.2         Books, Records and Inspections. Keep, and cause the Company and each other Loan Party and their Subsidiaries to keep, their books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause the Company, each Loan Party and their Subsidiaries to permit, the Administrative Agent, any Lender or any representative thereof to inspect the properties and operations of the Company, the Loan Parties and their Subsidiaries during regular business hours and with reasonable prior notice (or any time without notice if an Event of Default exists); and permit, and cause the Company, each Loan Party and their Subsidiaries to permit, during regular business hours and with reasonable prior notice (or at any time without notice if an Event of Default exists) provided that any Lender’s inspection must be coordinated with an inspection by the Administrative Agent or one of its representatives, the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Loan Parties each hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties) photocopy extracts from any of its books or other records; and permit, and cause the Company and each Loan Party to permit, during regular business hours and with reasonable prior notice (or at any time without notice if an Event of Default exists), the Administrative Agent and its representatives to inspect the Collateral and other tangible assets of the Loan Parties, to perform appraisals of the Collateral and real property of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral. The Loan Parties shall be jointly and severally liable for all reasonable expenses of the Administrative Agent incurred in connection with such inspections or audits, including the reasonable fees and expenses of its representatives and/or agents (it being agreed that any Lender may accompany the Administrative Agent at its own expense); provided, however, that other than with respect to audits, inspections and appraisals conducted at any time that an Event of Default exists, the Loan Parties shall not be required to reimburse the Administrative Agent for more than two (2) inspections and/or audits and more than two (2) appraisals in any Fiscal Year (including the audit and/or inspection conducted for the completion of this Agreement); it being acknowledged that a single inspection, audit and/or appraisal may entail visits to the multiple locations of books, records and assets of the Loan Parties; and it being further agreed that the costs for each inspection/audit shall not exceed $25,000, in aggregate, and the costs for each appraisal shall not exceed $15,000, in aggregate, in each case, plus reasonable out of pocket expenses and disbursements (and, in each case, inclusive of any such amounts expended in connection with audits or appraisals of the Canadian Borrower pursuant to the Canadian Loan Agreement and the other Canadian Loan Documents).

10.3         Maintenance of Property; Insurance.

10.3.1      Obligation to Maintain Properties. Keep, and cause each other Loan Party and their Subsidiaries to keep, all Collateral and all other property useful and necessary in the business of the Loan Parties and their Subsidiaries in good working order and condition, ordinary wear and tear excepted and shall make all necessary replacements of, and repairs to, the equipment so that the operating efficiency and the value thereof shall at all times be preserved and maintained.

10.3.2      Property Insurance. Keep, and cause each other Loan Party and their Subsidiaries to keep, the Collateral and all other property insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Loan Parties, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to the Administrative Agent. Copies of all such policies of insurance covering the property and operations of the Loan Parties have been and shall promptly hereafter be delivered to the Administrative Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance reasonably acceptable to the Administrative Agent, showing loss under such insurance policies (other than losses with respect to properties subject to prior Permitted Liens of the type described in Section 11.2(d) in favor of Persons other than the Administrative Agent or the Lenders) payable to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders. Such endorsement, or an independent instrument furnished to the Administrative Agent, shall provide that the insurance company shall give the Administrative Agent at least thirty (30) days’ prior written notice before any such policy of insurance is altered or canceled (or ten (10) days’ prior written notice in the event of cancellation for non-payment of premiums) and that no act, whether willful or negligent, or default of any Loan Party or any other Person shall affect the right of the Administrative Agent to recover under such policy of insurance in case of loss or damage. In addition, the Loan Parties shall cause to be executed and delivered to the Administrative Agent an assignment of proceeds of its business interruption insurance policies. Each Loan Party hereby directs all insurers under all policies of property insurance to pay all proceeds payable thereunder directly to the Administrative Agent; provided that, so long as no Event of Default or Unmatured Event of Default then exists or thereafter occurs, if the Loan Party Representative notifies the Administrative Agent within 20 days after a casualty event with respect to equipment or real property of any Loan Party that results in Net Cash Proceeds of less than $1,000,000, that it intends to repair, rebuild or replace any such damaged or destroyed equipment or real property with other property of comparable quality, value and use within 180 days after any such casualty event, then the Administrative Agent shall hold such proceeds received by it in a non-interest bearing account at LaSalle Bank and, subject to its receipt of plans, specifications and budgets reasonably acceptable to it, will agree to disburse such proceeds as needed to effect such repair,  reconstruction or replacement; it being agreed that (i) funds paid to and held by the Administrative Agent as aforesaid shall not be deemed to reduce the outstanding Obligations; and (ii) if such repairs, reconstruction or replacement have not been substantially completed within such 180 day period (or such earlier time as the Administrative Agent reasonably determines that such repair, reconstruction or replacement is no longer being diligently pursued), the Administrative Agent shall have the right to apply all such funds being held by it to the Obligations as provided herein. Each Loan Party irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact) for the purpose of, following the occurrence and during the continuance of an Event of Default, making, settling and adjusting claims under such policies of property and/or business interruption insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

10.3.3      Liability Insurance. Maintain, and cause each other Loan Party and their Subsidiaries to maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of the Loan Parties and such Subsidiaries with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Administrative Agent and copies of all such policies have been and shall promptly hereafter be delivered to the Administrative Agent, together with evidence of payment of all premiums therefor; each such policy relating to the Loan Parties shall contain an endorsement showing the Administrative Agent as an additional insured thereunder and providing that the insurance company shall give the Administrative Agent at least thirty (30) days’ prior written notice before any such policy shall be altered or canceled (or ten (10) days in the case of cancellation for non-payment of premiums).

10.3.4      Forced Place Coverage. UNLESS THE BORROWERS PROVIDE THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT AND AFTER THE ADMINISTRATIVE AGENT’S WRITTEN DEMAND THEREFOR, THE ADMINISTRATIVE AGENT MAY (BUT SHALL HAVE NO OBLIGATION TO) PURCHASE INSURANCE AT THE BORROWERS’ EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL BE JOINTLY AND SEVERALLY RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE REVOLVING LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

10.4         Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause the Company and each Loan Party and their Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, except where the failure to comply would not or could not reasonably be expected to have a Material Adverse

Effect; (b) without limiting clause (a) above, ensure, and cause the Company and each Loan Party and Subsidiary of the foregoing to ensure, that no person who owns a controlling interest in or otherwise controls the Company, any other  Loan Party or a Subsidiary of the foregoing is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause the Company and each Loan Party and Subsidiary to comply in all material respects with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) file all required tax returns and pay, and cause the Company and each  Loan Party to pay, prior to delinquency, all federal and state income taxes and all other material taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien (other than a Permitted Lien) on any of its property; provided that the foregoing clause (d) shall not require the Company, any Loan Party or Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

10.5         Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause the Company and each Loan Party and their Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not have or could not reasonably be expected to have a Material Adverse Effect); provided that the Company and the Loan Parties shall be entitled to dissolve the Inactive Subsidiaries.

10.6         [Intentionally Omitted].

10.7         Use of Proceeds. Use the proceeds of the Revolving Loans, and the Letters of Credit, solely to refinance the Debt to be Repaid, for working capital purposes. In no event shall any of the Revolving Loans or the Letters of Credit be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.8         Employee Benefit Plans. (a)  Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)           Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)           Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any

Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would, or could reasonably be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) above individually or in the aggregate would not or could not reasonably be expected to have a Material Adverse Effect.

10.9         Environmental Matters. (a)  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party or Subsidiary, each Loan Party and Subsidiary shall, or shall cause the applicable Loan Party or Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the material value of such real property or other assets. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each other Loan Party and Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Loan Party shall, and shall cause each of its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating to its knowledge in compliance with Environmental Laws.

(b)           The Loan Parties shall promptly notify the Administrative Agent in writing upon learning there is or are, in each case, which are reasonably likely to result in material liability to a Loan Party under any applicable Environmental Law (i) any Hazardous Substances other than those used by the Loan Parties or tenants under leases at any real property of any Loan Party or Subsidiary in the ordinary course of their businesses and in compliance with all Environmental Laws, present on such real property; (ii) any Release of Hazardous Substances in, on, under, from or migrating towards such real property; (iii) any material non-compliance with Environmental Laws related in any way to such real property; (iv) any actual or reasonably likely Liens and other encumbrances imposed pursuant to any Environmental Law; (v) any investigation or action or claim, whether threatened or pending, by any governmental agency or third party pertaining to the release of Hazardous Substances in, on, under, from, or migrating towards such real property; and (vi) any installation of wells, piping, or other equipment at such real property to investigate, remediate or otherwise address any release of Hazardous Substances at, on, in or in the vicinity of such real property.

10.10       New Subsidiaries. If, after the Closing Date, any Loan Party creates, either directly or indirectly, any Subsidiary in accordance with Section 11.4 or 11.15, it will upon such creation thereof:

(a)           if such Subsidiary is a Domestic Subsidiary (x) cause such Subsidiary to become either a Borrower or a Guarantor; provided, that such Subsidiary may become a Borrower hereunder only if such Subsidiary is a Wholly-Owned Subsidiary and the Administrative Agent has provided its prior written approval of such Subsidiary becoming a Borrower (upon its review of such Subsidiary including, without limitation, its review of such field examinations, audits, appraisals and other due diligence as the Administrative Agent shall reasonably require) and, if such Subsidiary is not a Wholly-Owned Subsidiary or in the event such approval is not provided for a Wholly-Owned Subsidiary to become a Borrower, such Subsidiary shall become a Guarantor, and (y) cause such Subsidiary to execute and deliver to the Administrative Agent (1) a Joinder Agreement in the form of Exhibit G hereto, in its capacity as a Borrower or a Guarantor, as applicable, and (2) any further documents, instruments or agreements as the Administrative Agent may reasonably require in order to grant the Administrative Agent a perfected first priority security interest (subject only to Permitted Liens) in substantially all of the assets of such Subsidiary; or

(b)           if such Subsidiary is a Domestic Subsidiary or a First-Tier Foreign Subsidiary, cause to be pledged to the Administrative Agent (pursuant to the Guaranty and Collateral Agreement) a security interest in the Capital Securities of such Subsidiary owned by such Loan Party (provided, that with respect to any such First-Tier Foreign Subsidiary, such Loan Party shall only be required to grant to the Administrative Agent a first-priority security interest in the Capital Securities thereof to the extent owned by any such Loan Party and not exceeding sixty-five percent (65%), in the aggregate, of the issued and outstanding Capital Securities of such Subsidiary); and

(c)           in either of the cases in (a) or (b) above, (i) deliver to the Administrative Agent (1) revised schedules to the Loan Documents reflecting such Loan Party’s ownership interest in such Subsidiary and (2) the certificates, if any, representing the Capital Securities of such Subsidiary required to be pledged hereunder, together with undated stock powers and an irrevocable proxy (or equivalent instruments, as applicable), or if such interest is uncertificated, evidence of the registration of the Administrative Agent’s lien on and security interest in such interest on the books and records of such entity and (ii) execute and deliver all such other instruments, documents and agreements and take such other actions, and cause all Subsidiaries to execute and deliver all such other instruments, documents and agreements and to take such other actions, as in either case, the Administrative Agent may reasonably request or require to fully evidence and consummate the transactions contemplated in clauses (a) and (b) above and to ensure the enforceability, perfection and first-priority (subject only to Permitted Liens) of the interests and undertakings thereunder, including, without limitation, (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession and (iii) legal opinions in form and substance and from such counsel reasonably satisfactory to the Administrative Agent to be addressed to (or permit reliance upon by) the Administrative Agent and the Lenders.

Without limiting the foregoing, the Loan Parties shall have no obligations pursuant to this Section 10.10 with respect to any Second-Tier Foreign Subsidiary.

10.11       Deposit Accounts. (a)  Unless the Administrative Agent otherwise consents in writing and as described in clause (b) below, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the Collateral, maintain all of their lock-boxes, collection accounts, deposit accounts, securities accounts, operating accounts, checking accounts, disbursement accounts and other accounts (other than payroll accounts and accounts maintained by the Borrowers for the sole benefit of its employees as listed on Schedule 10.11 attached hereto) (collectively, the “Subject Accounts”) with LaSalle Bank.

With respect to any Subject Accounts maintained with LaSalle Bank, although no compensating balance will be required, the Borrowers and Loan Parties shall keep monthly balances in order to merit earnings credits which will cover LaSalle Bank’s service charges for Bank Products. With respect to any such Subject Accounts with LaSalle Bank, each Loan Party shall enter into Bank Product Agreements relating thereto. The Borrowers and the Loan Parties shall be responsible for nominal charges assessed thereon.

(b)           With respect to any Subject Accounts maintained by the Borrowers (or by the Company for and on behalf of the Borrowers (which the Borrowers represent are currently limited to account number 610-045-1067 maintained with The Bank of New York and the JPMorgan Account referred to below)) at financial institutions other than LaSalle Bank on the Closing Date, the Borrowers agree to, and to cause the Company to agree to, cooperate with the Administrative Agent to transition such accounts and cash management services to LaSalle Bank and, as soon as reasonably practicable after the Closing Date, to notify all Account Debtors to remit all payments on Accounts to a collection account maintained at LaSalle Bank and, within one hundred twenty (120) days after the Closing Date, close any such other Subject Accounts maintained at financial institutions other than LaSalle Bank. With respect to the Borrowers’ (or, to the extent maintained by or on behalf of the Borrowers (or any of them), the Company’s) existing Subject Accounts (other than that certain disbursement account no. 00302177 maintained by the Company with JPMorgan Chase Bank the balance of which is hereby represented to at no time exceed $150,000, the “JPMorgan Account”), the Borrowers shall, or shall cause the Company (with respect to any such account maintained by or on behalf of the Borrowers (or any of them)) to, deliver, on or prior to the Closing Date, Account Control Agreements executed by the applicable Borrowers or the Company, the applicable financial institution and the Administrative Agent relating to each such Subject Account. No Borrower shall open any new Subject Accounts other than with LaSalle Bank. No Borrower shall, nor shall it permit the Company to, make any further deposits to the JPMorgan Account. The Borrowers shall deliver to the Administrative Agent a revised schedule showing any changes to its or (solely with respect to any such accounts maintained by the Company for or on behalf of the Borrowers (or any of them)) the Company’s Subject Accounts within five (5) Business Days of any changes to the Subject Accounts. Each Borrower hereby authorizes, and shall cause the Company (solely with respect to any such accounts maintained by the Company for or on behalf of the Borrowers (or any of them)) to authorize, the financial institutions at which such Borrower or the Company, as applicable, maintains a Subject Account to provide the Administrative Agent with a copy of such financial institution’s regular statements and such other more frequent statements or advices as the Administrative Agent may reasonably request, in each case, covering the remittances, deposits, and withdrawals from and balances of such account, and each Borrower hereby consents, and will cause the Company (solely with respect to any such accounts maintained by the Company for or on behalf of the Borrowers (or any of them)) to consent, to such information being provided to the Administrative Agent. Each Borrower shall, and shall cause the Company (solely with respect to any such accounts maintained by the Company for or on behalf of the Borrowers (or any of them)) to, cause each financial institution at which such Borrower or the Company, as applicable, maintains a Subject Account (other than the JPMorgan Account) to enter into an Account Control Agreement in order to give the Administrative Agent “control” thereof (as defined in the UCC) for perfection purposes. Notwithstanding anything contained herein or in any other Loan Document to the contrary, with respect to any Subject Account to which Accounts are remitted, collected or deposited, the financial institutions at which any such accounts are maintained shall, on a daily basis, remit all amounts on deposit in or remittance to such accounts to accounts designated by the Administrative Agent for application to the Obligations in accordance with the terms hereof.

10.12       [Intentionally Omitted].

10.13       Appraisal of Inventory. Within thirty (30) days after the Closing Date, the Borrowers shall deliver to the Administrative Agent an appraisal of the Borrowers’ Inventory and the orderly liquidation value thereof, net of costs, fees and expenses arising in connection with such orderly liquidation thereof, prepared for the Administrative Agent by Hilco Appraisal Services, LLC (or other auditor or appraiser reasonably acceptable to the Administrative Agent).

10.14       Post-Closing Spin-Off Consents. The Borrowers shall use commercially reasonable efforts to obtain within 120 days after the Closing Date, all governmental and third party consents and approvals related to the Spin-Off that were not obtained on or before the Closing Date, including each consent listed on Schedule 9.23, and shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent, of such approvals and consents obtained.

SECTION 11.  NEGATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than unasserted contingent indemnification obligations) hereunder and under the other Loan Documents are paid in full in cash and all Letters of Credit have been terminated, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1         Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 11.2(d); provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $500,000;

(c)           (i) unsecured Debt owing by any Borrower to any other Loan Party, (ii) unsecured Debt owing by any Guarantor (that is a Wholly-Owned Subsidiary) to any other Loan Party, and (iii) unsecured Debt owing by any Loan Party to a First-Tier Foreign Subsidiary of any Loan Party; provided that in each of the cases of clause (i) and (ii) any such Debt shall be evidenced by a demand note in the form of Exhibit H attached hereto and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations; provided, further that in each of the cases of clause (i), (ii) and (iii) any such Debt shall be subordinated to the Obligations of the Loan Parties hereunder in a manner reasonably satisfactory to the Administrative Agent (it being agreed that the subordination provisions set forth in the demand note referred to above shall be deemed to be reasonably satisfactory to the Administrative Agent);

(d)           unsecured Subordinated Debt  (other than Debt described in clause (c) above) in an amount at any time outstanding not to exceed $2,000,000;

(e)           unsecured Hedging Obligations for bona fide hedging purposes and not for speculation;

(f)            Debt existing on the date hereof described on Schedule 9.26 and any extension, renewal or refinancing thereof so long as neither the principal amount thereof is increased, the weighted average life to maturity decreased or, if secured, any additional collateral is granted as security therefor;

(g)           the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Revolving Loans hereunder);

(h)           unsecured Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.4;

(i)            [Intentionally Omitted];

(j)            unsecured Debt in respect of bid, performance or surety, appeal or similar bonds issued for the account of and completion guarantees provided by the Loan Parties in the ordinary course of business;

(k)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however,  that such Debt is extinguished within five (5) Business Days of incurrence;

(l)            Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(m)          unsecured guaranties by any Loan Party of the obligations of any Borrower under any license and/or distribution agreement entered into by such Borrower in the ordinary course of its business.

11.2         Liens. Not, and not permit any other Loan Party, to create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under

ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)           Liens described on Schedule 11.2 existing as of the Closing Date;

(d)           subject to the dollar limitation set forth in Section 11.1(b), (i) Liens (including Liens having priority over the Liens pursuant to the Loan Documents) arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens (including Liens having priority over the Liens pursuant to the Loan Documents) that constitute purchase money security interests on any capital asset securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such capital asset, provided that any such Lien attaches solely to the capital asset so acquired and secures no more than the purchase price (or portion) thereof financed thereby;

(e)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(f)            Liens in favor of the Administrative Agent under the Loan Documents;

(g)           the EDA Lien, but only to the extent of the EDA Reserve;

(h)           [Intentionally Omitted];

(i)            Liens on deposit accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts;

(j)            Liens in favor of custom brokers for taxes, assessments and governmental charges the payment of which is not required under Section 10.4 payable in connection with the importation of Inventory in the ordinary course of business of the Borrowers or any other Loan Party;

(k)           leases or subleases granted to other Persons (as lessee thereof) not materially interfering with the conduct of the business of the Borrowers or any other Loan Party;

(l)            precautionary UCC financing statement filings regarding operating leases;

(m)          Liens arising out of the existence of judgment or awards not giving rise to an Event of Default; provided that the Loan Parties shall promptly seek the stay of, or otherwise satisfy any such Lien not being contested in good faith;

(n)           inchoate statutory and common law landlords’ liens under leases to which any Borrower or any other Loan Party is a party;

(o)           the replacement, extension or renewal of any Lien permitted by clauses (c) or (d) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount or priority thereof or security or collateral therefor or decrease in the weighted average life to maturity thereof); and

(p)           any other Liens in an aggregate amount not exceeding $100,000 at any time.

11.3         Restricted Payments. Except as permitted pursuant to the following sentence, not, and not permit any other Loan Party or Subsidiary thereof to (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its direct or indirect equityholders or any Affiliate thereof, (d) pay, redeem, prepay, defease, purchase, repurchase or make any other payment on or in respect of Restricted Debt, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing:

(i)            any Subsidiary of a Loan Party may pay dividends or make other distributions in respect of its Capital Securities to the Borrowers or its parent company (including, without limitation, to enable the recipient to pay taxes);

(ii)           (1) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Loan Parties may make regularly scheduled payments of interest in respect of Subordinated Debt (other than Subordinated Debt owing to any Affiliate) to the extent permitted under the subordination provisions thereof, and (2) the Loan Parties shall be permitted to accrue all non-cash interest (i.e., PIK interest) on its Subordinated Debt and non-cash dividends on its Capital Securities consisting of preferred stock;

(iii)          the Borrowers may pay dividends or make other distributions to the Company for the sole purpose of permitting the Company to (and upon receipt by the Company of such funds the Company shall promptly use such funds for such purpose) pay income tax liabilities allocable to the Borrowers’ and their Subsidiaries’ operations, to the extent any such taxes are due and owing by the Company and its Subsidiaries on a consolidated basis with the Loan Parties;

(iv)          any Loan Party (other than a domestic Subsidiary which is not a Wholly-Owned Subsidiary) or a Wholly-Owned Subsidiary may pay dividends or make other distributions in respect of its common stock payable solely in its common stock;

(v)           so long as both before and immediately after giving effect to the payments described in this clause (v), (x) no Event of Default or Unmatured Event of Default exists or would result therefrom and (y) no violation of the financial covenants set forth in Section 11.13 would then exist or would, on a pro forma basis, result therefrom (compliance with such conditions to be demonstrated by a certificate of the Chief Financial Officer to be delivered to the Administrative Agent by the 10th Business Day of the month following the month in which any such dividend or distribution is made, in each case, certifying that no Event of Default or Unmatured Event of Default then exists or would result from the proposed distribution and setting forth the calculations of pro forma Excess Revolving Loan Availability and the pro forma calculations of such financial covenants (after giving effect to such payments) in detail reasonably acceptable to the Administrative Agent), the Borrowers may pay dividends or make other distributions to the Company, out of legally available funds, for the sole purpose of permitting the Company to (and upon receipt by the Company of such funds the Company shall promptly use such funds for such purpose) pay corporate overhead expenses incurred in the ordinary course of business in an amount not to exceed (x) $4,500,000 in each of Fiscal Years 2006 and 2007 and (y) $5,000,000 in any Fiscal Year thereafter (it being agreed that this provision shall not be deemed to limit the ability of any Loan Party to reimburse the Company or any Subsidiary thereof for the payment by the Company or such Subsidiary of business expenses incurred by the Company or such Subsidiary for and on behalf of the Loan Parties, which business expenses (1) are of a type typically incurred by the Loan Party on its own behalf in the ordinary course of its business operations and (2) when reimbursed by the Loan Parties are included as expenses on the books and records of the Loan Parties);

(vi)          [Intentionally Omitted]; and

(vii)         so long as the Earnout Consideration has been paid in full, and both before and immediately after giving effect to the payments described in this clause (vii), (w) no Event of Default or Unmatured Event of Default exists or would result therefrom, (x) Excess Revolving Loan Availability will equal or exceed $8,000,000, (y) the Fixed Charge Coverage Ratio equals or exceeds 1.25:1.00 and (z) no violation of the financial covenants set forth in Sections 11.13 would then exist or would, on a pro forma basis result therefrom, upon no less than 10 days prior written notice to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer delivered to the Administrative Agent setting forth the calculations of pro forma Excess Revolving Loan Availability and the pro forma calculations of such financial covenants (after giving effect to such payments), in detail reasonably acceptable to the Administrative Agent, the Borrowers may pay dividends or make other distributions to the Company, out of legally available funds, for the sole purpose of permitting the Company to (and upon receipt by the Company of such funds the Company shall promptly use such funds for such purpose), pay a regular quarterly dividend payment payable out of legally available funds on the outstanding common stock of the Company.

11.4         Mergers, Consolidations, Sales and Other Transactions Outside the Ordinary Course of Business. Not, and not permit any other Loan Party to:

(a)           sell, transfer, convey or lease any of its assets or Capital Securities (including the sale of Capital Securities of any First-Tier Foreign Subsidiary of a Loan Party) except for (i) sales of Inventory in the ordinary course of business, (ii) sales of obsolete and unusable Equipment and other assets in the ordinary course of business, (iii) subject to Section 6.2.2(a), so long as no Event of Default then exists, the disposition of other property having a fair market value not to exceed $200,000 in the aggregate in any Fiscal Year for a cash purchase price payable at closing of not less than the fair market value thereof (unless the Administrative Agent consents otherwise), (iv) in the case of its Capital Securities, as permitted pursuant Section 11.9 or clause (f) of this Section, and (v) subject to Section 6.2.2(a), sale/leaseback transactions not to exceed $1,000,000 in any Fiscal Year;

(b)                                 sell or assign with or without recourse any receivables (other than receivables of any Foreign Subsidiaries);

(c)                                  prepay any Debt (other than the Obligations);

(d)                                 enter into any transaction whereby such Loan Party leases any property previously owned and sold by any other Loan Party or any Subsidiary of  any Loan Party;

(e)                                  except as expressly otherwise permitted hereunder, enter into any other transaction outside the ordinary course of such Loan Party’s business; or

(f)                                    be a party to any merger or consolidation or, except as otherwise permitted pursuant to this Section, Section 11.10(a), or Section 11.10(f), purchase or otherwise acquire the assets or the Capital Securities of any class of any other Person; except for (i) the merger or consolidation of any Borrower into any other Borrower or the sale, assignment or conveyances of any, all or substantially all of the assets of one Borrower to another Borrower or (ii) the merger or consolidation of any Guarantor into any other Guarantor which is a Wholly-Owned Subsidiary, provided that the Wholly-Owned Subsidiary is the surviving entity of such merger or consolidation, or the sale, assignment or conveyances of any, all or substantially all of the assets of one Guarantor to another Guarantor which is a Wholly-Owned Subsidiary, provided that the Wholly-Owned Subsidiary is the surviving entity of such sale, assignment or conveyances.

11.5                           Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party or Subsidiary thereof to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders. Not change, or allow any other Loan Party to change, its state of formation or its organizational form unless it gives the Administrative Agent at least thirty (30) days (or such lesser amount of time as consented to by the Administrative Agent) prior written notice thereof and takes actions reasonably requested by Agent to maintain the perfection or priority of any Lien or security interest granted hereunder.

11.6                           Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (including any Subsidiary thereof) which is on terms, which are less favorable than are obtainable from any Person which is not one of its Affiliates, other than (i) customary and reasonable employment arrangements with employees (including without limitation, incentive compensation arrangements) and benefit programs and entered into in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party’s business and, in the case of any senior officers or directors of any Loan Party, approved by the Board of Directors of such Loan Party and permissible under law, (ii) customary indemnification agreements and insurance arrangements entered into for the benefit of any Loan Party’s directors or officers entered into in the ordinary course of business consistent with past practices and pursuant to the reasonable requirements of such Loan Party’s business, (iii) as permitted pursuant to clauses (a), (g), (j) and (k) of Section 11.10, (iv) transactions with officers or directors of a

Borrower or its Subsidiaries providing for the payment of customary and reasonable fees, and indemnification and reimbursement of expenses, upon customary and reasonable terms, and (v) to the extent not otherwise prohibited hereunder, transactions between Loan Parties and their respective Wholly-Owned Subsidiaries.

11.7                           Unconditional Purchase Obligations. Not, and not permit any other Loan Party to, enter into, guaranty or be a party to any material contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.8                           Inconsistent Agreements. Not, and not permit any other Loan Party or, any Domestic Wholly-Owned Subsidiary thereof to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrowers hereunder or by the performance by any Loan Party or Subsidiary thereof of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets (other than distribution agreements or license agreements, provided that with respect to any such distribution agreements or license agreement that prohibit any Loan Party from granting to the Administrative Agent Liens on the right to receive payments and other proceeds from the sale of products licensed or distributed under such agreements, the Borrowers shall use their commercially reasonable efforts (it being agreed that this shall not include the payment of any monies) to obtain the consent of the counterparties thereto to permit the Liens of the Administrative Agent under the Loan Documents and the Borrowers further agree to, and to cause the other Loan Parties to, disclose and schedule such agreements in accordance with the terms of the Guaranty and Collateral Agreement) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of any Loan Party to (i) pay dividends or make other distributions to any Loan Party or any other Subsidiary of any Loan Party, or pay any Debt owed to any Loan Party or any other Subsidiary of any Loan Party, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary of any Loan Party pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions permitted under this Agreement imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) customary provisions in leases and other contracts restricting the assignment or other transfer thereof, (D) customary provisions in organizational documents of any Foreign Subsidiary of any Loan Party that restrict the transfer of Capital Securities of such Subsidiaries, and (E) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances).

11.9                           Business Activities; Issuance of Equity. Not, and not permit any other Loan Party or Subsidiary thereof, to engage in any line of business other than the businesses of the Borrowers engaged in on the date hereof and businesses reasonably related, incidental or complementary thereto. Not, and not permit any other Loan Party or their Subsidiaries to, issue any Capital Securities.

11.10                     Investments. Not, and not permit any other Loan Party or Subsidiary thereof to, make or permit to exist any Investment in any other Person, except the following; it being agreed that to be permitted hereunder, any such Investment, if evidenced by Capital Securities of the Person being invested in, the provisions of Section 10.10 must be complied with and, if evidenced by Debt, the provision of Section 11.1(c) relating to evidencing and pledging as Collateral of such Debt from a Loan Party and, where appropriate, subordination thereof to the Obligations must be complied with:

(a)                                  contributions by First Tier Foreign Subsidiaries of such Loan Party and Second Tier Foreign Subsidiaries of such Loan Party in other First Tier Foreign Subsidiaries of such Loan Party and Second Tier Foreign Subsidiaries;

(b)                                 Investments constituting Debt permitted by Section 11.1;

(c)                                  Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d)                                 Cash Equivalent Investments and, in the case of Foreign Subsidiaries of a Loan Party, Investments made locally of a type comparable to those described in the definition of Cash Equivalent Investments;

(e)                                  bank deposits in the ordinary course of business, provided that the Loan Parties and their Domestic Wholly-Owned Subsidiaries shall at no time have deposits or investments of more than $500,000 in the aggregate maintained in any accounts which are not subject to an Account Control Agreement among the Administrative Agent, such financial institutions at which such accounts are maintained and the applicable Loan Party which is in form and substance reasonably acceptable to the Administrative Agent;

(f)                                    Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g)                                 loans or advances to employees, officers or directors of the Loan Parties or any Subsidiary thereof incurred in the ordinary course of business (including for travel, entertainment and relocation expenses), in an aggregate amount not to exceed $200,000 at any one time outstanding;

(h)                                 [Intentionally Omitted];

(i)                                     Investments listed on Schedule 11.10 existing as of the Closing Date;

(j)                                     loans and advances permitted pursuant to Section 11.1(c);

(k)                                  Investments in accordance with past business practices in life insurance plans of certain employees, officers, and directors of the Borrowers relating to their deferred compensation which insurance plans name the Borrowers as the beneficiary thereunder (it being agreed that, (1) the Borrowers have granted a Lien to the Administrative Agent in such Investments and the proceeds of such policies, and (2) absent an Event of Default under Section 13.1.4, or the attempted enforcement of any claim by any other creditor of the Loan Parties or their respective Subsidiaries against such assets, the Administrative Agent shall not assert its interest in any such proceeds of such policies);

(l)                                     subject to the limitations in Section 11.6, customary security deposits paid to landlords of real property leased by the Loan Parties in the ordinary course of business and in accordance with the lease to which such Loan Party is a party; and

(m)                               other Investments in an aggregate amount not to exceed $50,000 at any time;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists or would result therefrom.

11.11                     Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under the Related Agreements, the EDA Documents, the Restricted Debt Agreements or any other agreement, document or instrument evidencing any other Subordinated Debt, if, in any case, such amendment, modification or waiver would be or would reasonably be likely to be adverse to the interests of the Administrative Agent and the Lenders.

11.12                     Fiscal Year. Not change its current determination of its Fiscal Year.

11.13                     Financial Covenants.

11.13.1            Excess Revolving Loan Availability; Maximum Revolving Outstandings. Not permit (a) Excess Revolving Loan Availability at any time to be less than Five Million Dollars ($5,000,000) or (b) without limiting Sections 13.1 and 13.2 hereof, at any time after December 31, 2007 in respect of which the Fixed Charge Coverage Ratio for the Computation Period ending as of the Fiscal Quarter end most recently preceding such date was less than 1.00 to 1.00, Revolving Outstandings plus the sum of the aggregate principal amount of all “Loans,” all “Specified Hedging Obligations” and the “Stated Amount” of all “Letters of Credit” outstanding under (and, in each case, as such terms are defined in) the Canadian Loan Agreement, to exceed $10,000,000.

11.13.2            Minimum EBITDA. Not permit EBITDA, measured: (a) for each of the following Fiscal Quarters, for the one Fiscal Quarter period ending on each of the following dates, to be less than the amount set forth below:

Period ending:	Minimum Quarterly EBITDA

March 31, 2006	$(7,800,000)

June 30, 2006	$(7,700,000)

September 30, 2006	$3,200,000

December 31, 2006	$0

and (b) for any Fiscal Quarter, as of the end of the following periods ending at the end of such Fiscal Quarter, to be less than the applicable amount set forth below:

Period ending:	Minimum EBITDA

Two Fiscal Quarter period ending June 30, 2006	$(15,500,000)

Three Fiscal Quarter period ending September 30, 2006	$(12,300,000)

Computation Periods ending as of the last day of each of the following Fiscal Quarters: December 31, 2006	$(12,300,000)

March 31, 2007	$(7,800,000)

June 30, 2007	$(4,800,000)

September 30, 2007	$(3,000,000)

December 31, 2007	$1,500,000

March 31, 2008 and each Fiscal Quarter ending thereafter	$4,000,000

11.13.3            Capital Expenditures. Not permit Capital Expenditures of the Borrowers and their Subsidiaries, on a consolidated basis, in any Fiscal Year, to exceed $3,000,000. If the Loan Parties do not utilize the entire amount of the Capital Expenditure Limitation permitted in any Fiscal Year, the Loan Parties may carry forward, to the immediately succeeding Fiscal Year only, up to one hundred percent (100%) of such unutilized amount. All Capital Expenditures in any Fiscal Year shall first be applied to reduce the applicable Capital Expenditure Limitation for such Fiscal Year and then to reduce the carry-forward from the previous Fiscal Year, if any.

11.13.4            Fixed Charge Coverage Ratio. Beginning with Computation Period relating to the Fiscal Quarter ending on March 31, 2008 and thereafter for each Computation Period relating to each Fiscal Quarter ending thereafter, not permit the Fixed Charge Coverage Ratio (calculated as of the last day of each Fiscal Quarter) to be less than 1.00:1.00.

11.14                     Cancellation of Debt. Not, and not permit any other Loan Party to, cancel any claim or Debt owing to it, other than (i) in connection with trade discounts or allowances granted in the ordinary course of its business consistent with past practices, and (ii) so long as no Event of Default or Unmatured Event of Default is then outstanding, the cancellation of Debts or claims not to exceed $500,000 in any Fiscal Year in connection with the resolution of good faith disputes relating thereto.

11.15                     Creation of Subsidiaries. Not, and not permit any other Loan Party or Domestic Subsidiary to, create any Subsidiary or enter into any joint venture other than, so long as no Event of Default or Unmatured Event of Default then exists or would result therefrom, Subsidiaries in respect of which the provisions of Section 10.10 shall have been satisfied.

11.16                     Inactive Subsidiaries. Not permit any Inactive Subsidiary to own any properties or assets in excess of Fifty Thousand Dollars ($50,000), in each case; incur any Debt or other material liabilities (other than immaterial contingent obligations not to exceed Fifty Thousand Dollars ($50,000) with respect to each such Inactive Subsidiary); have any Investments; or conduct any operations or business; provided, that notwithstanding any of the foregoing, it is acknowledged and agreed that BOA Done, Inc. currently holds and may continue to hold the Bright of America Note.

11.17                     Commingling of Funds. Not, and not permit the Company or any other Loan Party to, commingle any of such Person’s cash or cash equivalents with the cash or cash equivalents of any of Kids Line or Sassy or any Subsidiary thereof.

SECTION 12.                          EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Revolving Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

12.1                           Initial Credit Extension. The obligation of the Lenders to make the initial Revolving Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full in cash, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received or determined the satisfaction of all of the following, which, in the case of any delivery, shall be duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1                  List of Closing Documents. All instruments, documents, certificates and agreements, set forth on the List of Closing Documents attached hereto as Schedule 12.1.1.

12.1.2                  Consents, etc. Evidence, reasonably satisfactory to the Administrative Agent, that the Company and the Loan Parties have received all governmental and third party approvals necessary for the Spin-Off and the continuing activities of the Company and the Loan

Parties and such approvals shall be on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect, except for such approvals, the failure to obtain which, individually or in the aggregate, would not have or could not reasonably be expected to have, a Material Adverse Effect.

12.1.3                  Payment of Fees. Receipt by the Administrative Agent of payment by the Loan Parties of all accrued and unpaid fees and expenses to the extent then due and payable to the Administrative Agent and/or the Lenders on the Closing Date (including, without limitation, pursuant to the Agent Fee Letter), together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided, that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Administrative Agent).

12.1.4                  Excess Revolving Loan Availability. Excess Revolving Loan Availability shall not be less than Ten Million Dollars ($10,000,000) on the Closing Date.

12.1.5                  Independent Collateral Field Audit Examination Documents. A collateral field examination shall have been conducted by an independent third party appraiser acceptable to the Administrative Agent, and the written results of such examination shall be satisfactory to the Administrative Agent, in its sole and absolute discretion. To the extent that the Administrative Agent requested any appraisals of any of the assets of the Loan Parties, such appraisals shall have been conducted by independent third party appraisers acceptable to the Administrative Agent, provide that they may be relied upon by the Administrative Agent and the Lenders (subject, if applicable, to reasonable confidentiality restrictions) and the written results of such appraisals shall be satisfactory to the Administrative Agent, in its sole and absolute discretion.

12.1.6                  Material Adverse Effect. Since December 31, 2004, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect; it being agreed, however, that the consolidated results of operations of the Company and its Subsidiaries for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, as reported on the 10-Qs of the Company filed with the SEC on or about May 10, 2005, August 9, 2005 and November 9, 2005 shall not, in and of themselves, be deemed a Material Adverse Effect.

12.1.7                  Due Diligence. The Administrative Agent shall have completed its legal and business due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Administrative Agent, in its reasonable discretion.

12.1.8                  Litigation. The Administrative Agent shall have received evidence, satisfactory to the Administrative Agent, that no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened challenging the validity, permissibility or legality of the transactions contemplated by the Loan Documents.

12.1.9                  Projections. The Administrative Agent shall have received consolidating projected income statements, balance sheets and statements of cash flow of the Borrowers and their Subsidiaries on a consolidated basis after giving effect to the making of the initial Revolving Loans and the issuance of the initial Letters of Credit on a quarterly basis for Fiscal Year 2006 and on an annual basis for Fiscal Year 2007, 2008, 2009, 2010 and 2011.

12.1.10            Financial Statements. (i) Audited consolidated and unaudited consolidating financial statements (including balance sheets, statements of earnings and cash flows) of the Company and its Subsidiaries for the 2002, 2003 and 2004 Fiscal Years and (ii) unaudited interim consolidated and consolidating financial statements (including balance sheets, statements of earnings and cash flows) of the Company and its Subsidiaries for each fiscal month and quarter ended after the latest period for which financial statements have been delivered in accordance with the immediately preceding clause (i).

12.1.11            Filings, Registrations and Recordings. The Administrative Agent shall have received (i) the results of recent tax judgment and UCC lien searches in each relevant jurisdiction with respect to each Loan Party and (ii) each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (other than prior Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording, including without limitation, UCC financing statements, mortgages, deeds of trust, account control agreements, title policies.

12.1.12            Insurance. The Administrative Agent shall be reasonably satisfied with the insurance program to be maintained by the Loan Parties and shall have received, if requested by the Administrative Agent, copies of Borrowers’ and the other Loan Parties’ insurance policies.

12.1.13            EDA Documents. The Administrative Agent shall have received fully-executed copies of each of the following: (i) the EDA Standby L/C Reimbursement Agreement Modification Letter from The Bank of New York, (ii) the Berrie Commitment and (iii) the BNY/Administrative Agent Commitment, in each case, in form and substance reasonably satisfactory to the Administrative Agent. Furthermore, there shall have been no draw on the EDA Standby L/C (other than for scheduled installments of interest in accordance with the terms of the EDA Standby L/C Reimbursement Agreement, which installments shall have been reimbursed by the Company within the required time periods set forth therefor in such agreement).

12.1.14            Capitalization and Structure. The capitalization and structure of the Borrowers and their Subsidiaries after giving effect to the transaction contemplated hereunder shall be reasonably satisfactory to the Administrative Agent.

12.1.15            Related Transactions. The Administrative Agent shall have received evidence, reasonably satisfactory to the Administrative Agent, that the Company has completed the Related Transactions in accordance with applicable law and on terms consistent with the

Related Agreements (with no provisions waived without the written consent of the Administrative Agent).

12.1.16            Debt. The Administrative Agent shall have received evidence, reasonably satisfactory to the Administrative Agent, that Kids Line and Sassy, each a wholly-owned Subsidiary of Parent, has closed, or concurrently with the initial credit extension hereunder will close, a credit facility of up to $95,000,000 with LaSalle Bank National Association.

12.1.17            Sources and Uses of Funds. The sources and uses of cash for the transactions contemplated under this Agreement shall be consistent in all material respects with the sources and uses of cash previously described by the Borrowers to the Administrative Agent.

12.1.18            Other. Such other documents, instruments or agreements as the Administrative Agent or any Lender may reasonably request.

12.2                           Conditions to Loans and Increase in Commitments. The obligation (a) of each Lender to make each Revolving Loan, (b) of each Lender to increase its Commitment pursuant to Section 2.7, and (c) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1                  Compliance with Warranties, No Default, etc. Both before and after giving effect to the making, continuation or conversion of any Revolving Loan or the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)                                  the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, if such representations and warranties are qualified by materiality or Material Adverse Effect, in all respects); and

(b)                                 no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.3                           Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Revolving Loan or Letter of Credit and signed by a duly authorized representative of each of the Loan Parties as to the matters set out in Section 12.2.1 (it being understood that each request by the Borrowers for the making of a Revolving Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Revolving Loan or the issuance of such Letter of Credit).

SECTION 13.  EVENTS OF DEFAULT AND THEIR EFFECT.

13.1                           Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1                  Non-Payment of the Revolving Loans, etc. Default in the payment when due of the principal of any Revolving Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Loan Party hereunder or under any other Loan Document.

13.1.2                  Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, and including any such failure as a result of any prohibition under Section 11.3, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3                  Pledge Agreement Default. An “Event of Default” occurs and is continuing under (and as defined in) the Pledge Agreement.

13.1.4                  Bankruptcy, Insolvency, etc. The Company or any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Loan Party or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by the Company or such Loan Party, or remains for sixty (60) days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5                  Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.1.5(d), 10.3.2, 10.3.3, 10.5, 10.11, 10.12 or 11 of this Agreement or Section 5.2 of the Guaranty and Collateral Agreement; provided that the mere failure to deliver insurance certificates or proof of insurance (as distinguished from the failure to maintain any such insurance in effect) as required pursuant to Sections 10.3.2 or 10.3.3 will not cause an Event of Default to immediately occur pursuant to this clause (a), (b) failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5 (other than clauses (a) or (d) thereof), 10.1.6, 10.1.8, 10.1.13 or to deliver insurance certificates or proof of insurance (as distinguished from the failure to maintain any such insurance in effect) as required pursuant to Sections 10.3.2 or 10.3.3, and continuance of such failure described in this clause (b) for twenty (20) days, or (c) failure by the Company or any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (c) for thirty (30) days.

13.1.6                  Representations; Warranties. Any representation or warranty made by the Company or any other Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect when made or deemed to have been made, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any other Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7                  Pension Plans. (a) A Termination Event occurs which has or could reasonably be expected to result in liability to any of the Loan Parties or any other member of the Controlled Group in excess of $1,000,000 in the aggregate; (b) there arises or exists an Unfunded Liability which would or could reasonably be expected to have a Material Adverse Effect or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan which would or could reasonably be expected to result in a liability to any Loan Party or other member of the Controlled Group in excess of $1,000,000 in the aggregate.

13.1.8                  Judgments. Final judgments which (i) in the case of monetary judgments, exceed $2,500,000, in aggregate, for all such judgments, in excess of any applicable insurance with respect to which the insurer has not denied liability or coverage and (ii) in the case of non-monetary judgments, would have or could reasonably be expected to have a Material Adverse Effect, shall be rendered against the Company or any other Loan Party and, in each of the cases of clause (i) and (ii) above, shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.

13.1.9                  Loss of Collateral. Any loss, theft, damage or destruction of any Collateral in excess of $750,000 to the extent not fully covered (subject to such deductibles and self-insurance retentions as the Administrative Agent shall have permitted) by insurance or if and to the extent the insurance company has denied or asserted a denial of coverage therefor.

13.1.10            Levy, Seizure or Attachment. The making by any Person of a levy, seizure or attachment upon any Collateral in excess of $750,000, except to the extent that such proceedings are being diligently contested in good faith by appropriate proceedings and the enforcement thereof is stayed (and the terms of such stay do not adversely affect in any material respect the Administrative Agent’s Liens or other rights on such Collateral or its ability to accept and retain payment hereunder).

13.1.11            Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms) or any Loan Party (or any Person by, through or on behalf of the Company or any other Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document or the Liens purported to be granted therein or any court or any governmental authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Collateral Document are illegal, invalid or unenforceable.

13.1.12            Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt shall, in any such case, cease to be in full force and effect; or any Loan Party, any subordinating party or any governmental authority having jurisdiction over any of them or over the Administrative Agent and/or the Lenders shall contest in any judicial or administrative proceeding the validity, binding nature or enforceability of any such provision or agreement.

13.1.13            Change of Control. A Change of Control shall occur.

13.1.14            EDA Matters. (i)  Any drawing is made under the EDA Standby L/C, other than any such drawing, made in accordance with the terms and procedures set forth in the EDA Standby L/C solely in the amount of and for the payment of regularly scheduled monthly payments of interest due and owing under the EDA Bonds, which drawing is reimbursed within the time set forth therefor pursuant to the EDA Bond Indenture; (ii) any drawing is made on the Back-Stop L/C or the Standby L/C Issuer demands additional collateral (in excess of that currently pledged as of the Closing Date) for the obligations under the EDA Standby L/C Reimbursement Agreement, (iii) at any time prior to the EDA Release Date, Angelica Berrie shall become the subject of a proceeding of the type described in Section 13.1.4; (iv) at any time prior to the EDA Release Date, Angelica Berrie shall contest in any judicial or administrative proceeding the validity, binding nature or enforceability of the Berrie Commitment, (v) Angelica Berrie fails to comply with any material term of the Berrie Commitment, (vi) unless the EDA Release Date shall have previously occurred, Angelica Berrie shall fail to deposit in escrow with the EDA Bond Trustee the full amount of available monies required to effect the EDA Bond Redemption and pay all associated fees, in each case, in accordance with the terms of the EDA Bond Indenture on or prior to March 20, 2006, (vii) any funds are removed or withdrawn from such escrow prior to the EDA Release Date, (viii) unless the EDA Release Date shall have previously occurred, Angelica Berrie shall fail to initiate the EDA Bond Redemption (including the giving of any notices thereof required pursuant to the EDA Bond Indenture) by the date required to complete the EDA Bond Redemption by May 5, 2006 (notwithstanding that, in the event an acceptable bankruptcy preference opinion can not be delivered to the EDA Bond Trustee by such date, the completion of the EDA Bond Redemption may be deferred until August 5, 2006), (ix) the EDA Bond Redemption, once commenced in accordance with the foregoing, shall be terminated, rescinded or cancelled prior to the EDA Release Date, or (x) the EDA Release Date shall not have occurred prior to August 15, 2006.

13.1.15            Triggering Event. A Triggering Event shall occur.

13.2                           Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of any Loan Party, the Commitments shall immediately terminate and the Revolving Loans and all other Obligations hereunder shall become immediately due and payable and the Loan Parties shall become immediately obligated to Cash Collateralize all

Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders, shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Revolving Loans and all other Obligations hereunder to be due and payable and/or demand that the Loan Parties immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Revolving Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Loan Parties shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Loan Party Representative of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Loan Party Representative, on behalf of the Loan Parties, or as a court of competent jurisdiction may elect.

SECTION 14.  THE ADMINISTRATIVE AGENT.

14.1                           Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2                           Issuing Bank. The Issuing Bank shall act on behalf of the Lenders (according to their Pro Rata Shares relating to the Revolving Loans) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Bank with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Bank.

14.3                           Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

14.4                           Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or its Affiliates.

14.5                           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders (or any of them) of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6                           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Loan Party Representative referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13.2; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7                           Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Loan Parties which may come into the possession of the Administrative Agent.

14.8                           Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive repayment of the Revolving Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9                           Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Revolving Loans (if any),  LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.10                     Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Loan Party Representative. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Loan Party Representative (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Loan Party Representative, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11                     Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Revolving Loans and all other obligations of the Loan Parties hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Loan Party Representative, on behalf of the Loan Parties, in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of the Required Lenders, and agrees that it will not act unilaterally to deliver such notices.

14.12                     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Party Representative, on behalf of the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove one or more claims for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13                     Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15. GENERAL.

15.1                           Waiver; Amendments. Except as set forth in clauses (a) through (d) below, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Administrative Agent, the Required Lenders, the Issuing Bank and the Borrowers, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(a)                                  Without the consent of each Lender (including the Issuing Bank) directly affected thereby, no amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender, (ii) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Revolving Loans or any fees payable hereunder or waive an Event of Default for non-payment thereof, (iii) reduce the principal amount of any Revolving Loan, the rate of interest thereon or any fees payable hereunder (except for changes resulting from the imposition or rescission of the Default Rate), or (iv) reduce such Lender’s Pro Rata Share.

(b)                                 Without the consent of all Lenders, no amendment, modification, waiver or consent shall (i) release any Loan Party from its obligations hereunder, under any other Loan Document or under any guaranty of the Obligations or release all or any substantial portion of the Collateral, (ii) amend the definition of Required Lenders, (iii) amend the provisions of this Section 15.1; (iv) increase the advance rates used in calculating the Borrowing Base, (v) amend the definition of Pro Rata Share or (vi) modify the definition of Maximum Revolving Commitment.

(c)                                  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents affecting either the Administrative Agent (including each and every provision of Section 14 hereof) or the Issuing Bank, in each case, in such Person’s capacity as such, shall be effective without the consent of the Administrative Agent and/or the Issuing Bank, as applicable.

(d)                                 Notwithstanding any of the foregoing to the contrary, for purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Pro Rata Share of the Obligations shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement.

15.2                           Confirmations. The Loan Party Representative and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Revolving Loans then outstanding under such Note.

15.3                           Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Loan Party Representative, and the Loan Party Representative and each Loan Party shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance. The Administrative Agent agrees to use commercially reasonable efforts give the Loan Party Representative prompt notice of any amendment or modification to the Canadian Intercreditor Agreement; provided that any failure to do so will not result in any liability of the Administrative Agent or any Lender to any Loan Party, or relieve any Loan Party of any of its obligations hereunder to any such Person.

15.4                           Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Loan Party Representative notifies the Administrative Agent that the Loan Parties wish to amend any covenant in Section 11.13 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Loan Party Representative that the Required Lenders wish to amend Section 11.13 (or any related definition) for such purpose), then the Loan Parties’ compliance with such covenant shall continue to be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Loan Parties and the Required Lenders.

15.5                           Costs, Expenses and Taxes. Without duplication of any other provision of this Agreement, the Borrowers each hereby jointly and severally agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs, all field examination and appraisal costs and any Taxes in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs (including the fees and disbursements) of not more than one counsel for the Administrative Agent and the Lenders) together with any local counsel reasonably required to realize or exercise their rights in and upon Collateral in various locations, all field examination and appraisal costs and any Taxes incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each of the Loan Parties hereby jointly and severally agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Loan Parties’ auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Revolving Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6                           Assignments; Participations.

15.6.1                  Assignments.

(a)                                  Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Revolving Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Bank (for an assignment of the Revolving Loans and the Commitment) and, so long as no Event of Default exists, the Loan Party Representative (which consents shall not be unreasonably withheld, delayed or conditioned and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Any such assignment shall be in a minimum aggregate amount equal to $3,000,000 or, if less, the remaining Commitment and Revolving Loans held by the assigning Lender. The Loan Parties and the Loan Party Representative shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3500. No assignment may be made to any Person if at the time of such assignment the Loan Parties would be obligated to pay any greater amount under Section 7.6 or 8 to the Eligible Assignee than the Loan Parties are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Loan Parties will not be required to pay such greater amounts). In addition, no Eligible Assignee shall be entitled to the benefits of Section 7.6 unless such Eligible Assignee has complied and will comply with the requirements of Section 7.6 as though it were a Lender. Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. The Loan Parties shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Loan Parties have expressly objected to such assignment in writing within five (5) Business Days after their receipt of written notice thereof.

(b)                                 From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrowers shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Note(s) in the applicable principal amounts of the Assignee’s Pro Rata Share of the Commitments (and, as applicable, Notes in the principal amount of the Pro Rata Share of the Commitments retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note(s), the assigning Lender shall return to the Loan Party Representative, on behalf of the Borrowers, any prior Note(s) held by it.

(c)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2                  Participations. Any Lender may at any time sell to one or more Persons participating interests in its Revolving Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Loan Parties, the Loan Party Representative and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Loan Parties shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Loan Parties each hereby agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be further subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Loan Parties also each hereby agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and provided that such Participant shall not be entitled to the benefits of Section 7.6 unless such Participant has complied and will comply with Section 7.6(d) as if it were Lender).

15.7                           Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Revolving Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.8                           GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9                           Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all non-public information provided to them by any Loan Party (and which at the time is not, and does not thereafter become, publicly available), except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Revolving Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed in writing to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Bank or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Loan Parties consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided that such tombstone or announcement has been approved by the Loan Party Representative, which approval shall not be unreasonably withheld, delayed or conditioned, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.10                     Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11                     Nature of Remedies. All Obligations of the Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12                     Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent, the Issuing Bank or the Lenders.

15.13                     Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Administrative Agent, the Lenders and the Issuing Bank shall deemed to be originals.

15.14                     Successors and Assigns. This Agreement shall be binding upon the Loan Parties, the Lenders, the Issuing Bank and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Loan Parties, the Lenders, the Issuing

Bank and the Administrative Agent and the successors and assigns of the Lenders, the Issuing Bank and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender.

15.15                     Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16                     Patriot Act Notice. As required by federal law and LaSalle’s policies and practices, LaSalle may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

15.17                     Indemnification by the Loan Parties. In consideration of the execution and delivery of this Agreement by the Administrative Agent, the Issuing Bank and the Lenders and the agreement to extend the Commitments provided hereunder and other financial accommodations, each Loan Party hereby agrees to jointly and severally indemnify and hold the Administrative Agent, each Lender, the Issuing Bank and each of the officers, directors, employees, affiliates and agents of the Administrative Agent, the Issuing Bank and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of capital securities, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Revolving Loans, (b) the past, present or future presence, use, handling, release or threat of release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at or affecting any property owned or leased by any Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties, except for any such Indemnified Liabilities arising on account of any of the Lender Parties’ gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 15.17 shall survive repayment of the Revolving Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

15.18                     Nonliability of Lenders. The relationship between the Loan Parties on the one hand and the Lenders, the Issuing Bank and the Administrative Agent on the other hand shall be solely that of borrower and lender, respectively. Neither the Administrative Agent, the Issuing

Bank nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent, the Issuing Bank and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, respectively. Neither the Administrative Agent, the Issuing Bank nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent, the Issuing Bank nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless resulting from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19                     FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO

ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. With respect to any action by the Administrative Agent to enforce the rights and remedies of the Lender Parties hereunder or under the other Loan Documents, each Lender Party hereby consents to the jurisdiction of the court in which such action is maintained.

15.20                     WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.21                     Other Waivers. The Administrative Agent’s, the Issuing Bank’s and/or the Lenders’ failure, at any time or times hereafter, to require strict performance by the Loan Parties of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of the Administrative Agent, the Issuing Bank or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Administrative Agent, the Issuing Bank or any Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of the Administrative Agent, the Issuing Bank or any Lender in the exercise of any right or remedy under this Agreement or any other Loan Documents shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by the Administrative Agent, the Issuing Bank and/or the Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of the Administrative Agent, the Required Lenders or all of the Lenders and/or the Issuing Bank, as required herein, and directed to such Loan Party specifying such suspension or waiver.

15.22                     Joint and Several Liability.

15.22.1            Nature of Obligations. Notwithstanding anything to the contrary contained herein, all Obligations of each Loan Party hereunder and under the other Loan Documents shall be joint and several obligations of the Loan Parties.

15.22.2            No Fraudulent Conveyances. Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of the Loan Parties and the liens and security interests granted by the Loan Parties to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, the

Administrative Agent, the Lenders and the Loan Parties agree that if the Obligations of a Loan Party, or any liens or security interests granted by such Loan Party securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Loan Party and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Loan Party and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

15.23                     Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Administrative Agent, the Issuing Bank or any Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to Fraudulent Conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Administrative Agent, the Issuing Bank or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Administrative Agent, the Issuing Bank or any Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and Attorneys Costs of the Administrative Agent, the Issuing Bank and/or the Lenders, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made, and if the Termination Date had previously occurred, it shall be rescinded and this Agreement, the other Loan Documents and all Liens granted hereunder and thereunder shall be immediately reinstated until full and final payment of the Obligations, in cash, shall have been received by the Administrative Agent.

The parties hereto have caused this Amended and Restated Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

RUSS BERRIE U.S. GIFT, INC., a Delaware corporation

By:	/s/ John Wille
Name:	John Wille
Title:	Vice President and Chief Financial Officer

RUSS BERRIE & CO. (WEST), INC., a California corporation

By:	/s/ John Wille
Name:	John Wille
Title:	Vice President, Treasurer, Asst. Secretary

RUSS BERRIE AND COMPANY PROPERTIES, INC., a New Jersey corporation

By:	/s/ John Wille
Name:	John Wille
Title:	Vice President, Treasurer, Asst. Secretary

RUSSPLUS, INC., a New Jersey corporation

By:	/s/ John Wille
Name:	John Wille
Title:	Vice President, Treasurer, Asst. Secretary

RUSS BERRIE AND COMPANY INVESTMENTS, INC., a New Jersey corporation

By:	/s/ John Wille
Name:	John Wille
Title:	Vice President, Treasurer, Asst. Secretary

The undersigned hereby accepts its appointment
as the Loan Party Representative pursuant to
Section 2.6 of this Agreement and agrees to
exercise its powers and perform its duties in its
capacity as the Loan Party Representative in
accordance with the terms and provisions of this
Agreement and the other Loan Documents

RUSS BERRIE AND COMPANY, INC., a New Jersey corporation

By:	/s/ John Wille
Name:	John Wille
Title:	Vice President and Chief Financial Officer

LASALLE BUSINESS CREDIT, LLC, as Administrative Agent and as a Lender

By:	/s/ Steven E. Friedlander
Name:	Steven E. Friedlander
Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Steven E. Friedlander
Name:	Steven E. Friedlander
Title:	Senior Vice President